Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HUNTER TECHNOLOGY CORPORATION

(A CALIFORNIA CORPORATION)

SPARTON CORPORATION

(AN OHIO CORPORATION)

SPARTON HUNTER CORPORATION

(A CALIFORNIA CORPORATION)

AND

JOSEPH F. O’NEIL

(AN INDIVIDUAL)

APRIL 14, 2015

THIS DOCUMENT IS INTENDED SOLELY TO FACILITATE DISCUSSIONS AMONG THE PARTIES IDENTIFIED HEREIN. IT IS NOT INTENDED TO CREATE, AND IT WILL NOT BE DEEMED TO CREATE, A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE PRIOR TO THE ACTUAL EXECUTION OF THIS DOCUMENT BY ALL SUCH PARTIES AND THE DELIVERY OF AN EXECUTED COPY OF THIS DOCUMENT BY ALL SUCH PARTIES TO ALL OTHER PARTIES.

THIS DOCUMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BY THE RECIPIENT HEREOF WITH RESPECT TO THE SUBJECT MATTER HEREOF.

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SCHEDULES

Accounting Practices Schedule

Affiliated Transactions Schedule

Authorization Schedule

Brokerage Schedule

Capitalization Schedule

Compliance with Laws Schedule

Contracts Schedule

Customers and Suppliers Schedule

Developments Schedule

Employee Benefits Schedule

Employees Schedule

Environmental Matters Schedule

Existing Customers Schedule

Financial Statements Schedule

Governmental Consents Schedule

Government Contracts Schedule

Indebtedness Schedule

Insurance Schedule

Intellectual Property Schedule

Leased Real Property Schedule

Litigation Schedule

Permits Schedule

Permitted Liens Schedule

Required Consents Schedule

Revenue Schedule

Specific Indemnity Schedule

Stockholders Schedule

Subsidiary Schedule

Taxes Schedule

Working Capital Schedule

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EXHIBITS
Exhibit A	-	Form of Certificate of Merger
Exhibit B	-	Form of Employment Agreement
Exhibit C	-	Form of Escrow Agreement
Exhibit D	-	Form of Letter of Transmittal
Exhibit E	-	Form of Non-Competition Agreement
Exhibit F	-	Form of Option Cancellation Agreement
Exhibit G	-	R&W Insurance Policy
Exhibit H	-	Rules of Engagement for Valuation Firm
Exhibit I	-	Form of Company Secretary’s Certificate
Exhibit J	-	Form of Purchaser and Merger Sub Secretary’s Certificate

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 14, 2015, is made by and among Hunter Technology Corporation, a California corporation (the “Company”), Sparton Corporation, an Ohio corporation (the “Purchaser”), Sparton Hunter Corporation, a California corporation and wholly-owned subsidiary of the Purchaser (the “Merger Sub”), and Joseph F. O’Neil, an individual (the “Representative”), as representative for the Stockholders and Optionholders. Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.

WHEREAS, the Purchaser desires to acquire one hundred percent (100%) of the Company Stock in a reverse subsidiary merger transaction on the terms and subject to the conditions set forth herein;

WHEREAS, the respective boards of directors of the Purchaser, the Merger Sub and the Company have authorized, adopted and approved this Agreement and determined that this Agreement and the Merger are desirable and in the best interests of their respective corporations and stockholders; and

WHEREAS, the respective boards of directors of the Merger Sub and the Company have recommended the Merger to their respective stockholders.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“ACA” is defined in Section 5.13(i).

“Active Government Contracts” is defined in Section 5.25(a).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” is defined above in the Preamble.

“Allocable Amount” means (i) the Enterprise Value, minus (ii) the amount of Indebtedness outstanding as of 12:01 a.m. prevailing Eastern Time on the Closing Date, minus (iii) the amount of Capital Lease Obligations outstanding as of immediately prior to 12:01 a.m. prevailing Eastern Time on the Closing Date, plus (iv) the amount of Cash as of 12:01 a.m.

prevailing Eastern Time on the Closing Date, minus (v) the amount (if any) by which Closing Working Capital is less than Target Working Capital, plus (vi) the amount (if any) by which Closing Working Capital is greater than Target Working Capital, plus (vii) the aggregate exercise price of all In The Money Options, minus (viii) the Representative Holdback Amount, minus (ix) all Transaction Expenses, minus (x) the Indemnification Escrow Amount, minus (xi) one-half of the R&W Insurance Costs (not to exceed $250,000), minus (xii) the Purchase Price Adjustment Escrow Amount, minus (xiii) the Specific Indemnity Escrow Amount, and minus (xiv) the employer’s portion of any taxes to be paid by the Surviving Corporation in connection with payments to the Optionholders. For the avoidance of doubt, no items included in the definitions of Cash, Indebtedness, Capital Lease Obligations, Transaction Expenses, or Working Capital shall be double counted for purposes of calculating the Allocable Amount hereunder.

“Annual Financial Statements” is defined in Section 5.05.

“Anti-Corruption Legislation” means the United States Foreign Corrupt Practices Act and any other anti-bribery laws, statutes, rules or regulations of any country applicable to the business of the Company or any of its Subsidiaries.

“Business Day” means any day other than a Saturday, Sunday, or a day on which all banking institutions of New York, New York are authorized or obligated by Law or executive order to close.

“California Law” means the California Corporations Code.

“Capital Lease Obligation” means, without duplication of any item that would otherwise be included in the term Indebtedness, any obligation (including accrued interest) of the Company or its Subsidiaries under a lease agreement that would be capitalized pursuant to GAAP. Notwithstanding the foregoing, Capital Lease Obligations shall not include any breakage costs, prepayment penalties or fees or other similar amounts payable in connection with any capitalized leases; provided, that Capital Lease Obligations shall include breakage costs, prepayment penalties or fees or other similar amounts in connection with a capitalized lease but only to the extent that the capital lease requires prepayment penalties or fees or other similar amounts in connection with the consummation of the transactions contemplated by this Agreement.

“Cash” means, as of a given time, all cash, cash equivalents and marketable securities held by the Company or any of its Subsidiaries, including all outstanding security or similar deposits, at such time; it being understood and agreed that Cash shall not include any cash accounts payable or cash accounts receivable related to any inter-company accounts, and shall not take into account (i.e., not be reduced by) the amount of any checks written (but not yet cashed) by the Company or any of its Subsidiaries.

“Certificate of Merger” means the certificate of merger in the form of Exhibit A.

“Certificates” is defined in Section 2.03.

“Closing” is defined in Section 3.01.

“Closing Balance Sheet” is defined in Section 3.03(b).

“Closing Date” is defined in Section 3.01.

“Closing Statement” is defined in Section 3.03(b).

“Closing Working Capital” means Working Capital as of 12:01 a.m. prevailing Eastern Time on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“commercially reasonable efforts” means the efforts that a commercially reasonable Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably practicable; provided, however, that, except as otherwise set forth herein, a Person required to use commercially reasonable efforts under this Agreement will not be thereby required to take any action that would result in a material adverse change in the benefits to such Person under this Agreement or the transactions contemplated hereby, to make any change to its business, to incur any material fees or expenses (other than normal and usual filing fees, processing fees and incidental expenses), to commence any litigation or to incur any other material obligation or liability.

“Company” is defined above in the Preamble.

“Company Documents” is defined in Section 5.03(a).

“Company Fundamental Representations” means the representations and warranties set forth in Section 5.01, Section 5.02, Section 5.03(a), Section 5.03(b) (excluding any representations and warranties relating to clause (ii) thereof), Section 5.04, the first sentence of Section 5.07(a), and Section 5.17.

“Company Intellectual Property” is defined in Section 5.10.

“Company Stock” means shares of the Company’s voting common stock, no par value.

“Competitive Transaction” is defined in Section 6.04.

“Confidentiality Agreement” means that certain confidentiality agreement, dated October 13, 2014 by and between the Company and Parent.

“Corruption” means the providing or receiving of bribes, gifts or hospitality that is unlawful, and any other unlawful actions that induce or seek to induce any Person to perform a corrupt act.

“Covered Employees” is defined in Section 5.19(a).

“Customs Laws” is defined in Section 5.24(b).

“D&O Tail Policies” is defined in Section 8.02(a).

“Deductible” has the meaning set forth in Section 11.01(b).

“Disclosure Schedules” is defined in Article V.

“Earnout Disagreement Notice” is defined in Section 3.04(e).

“Earnout Payment” is defined in Section 3.04(a).

“Earnout Payment Calculation” is defined in Section 3.04(d).

“Earnout Period” is defined in Section 3.04(a).

“Effective Time” is defined in Section 2.01(b).

“Electronic Delivery” is defined in Section 13.11.

“Employment Agreement” means an employment agreement in the form of Exhibit B, or in the case of Joseph F. O’Neil, a consulting agreement.

“Enterprise Value” means Fifty-five Million dollars ($55,000,000).

“Environmental Laws” means all Laws as enacted and in effect on or prior to the Closing Date concerning any of the following: (i) pollution; (ii) protection of the environment; (iii) protection of human health and safety (as it relates to management of or exposure to Hazardous Materials); (iv) relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Citibank, N.A., or its successor, in its capacity as such pursuant to the Escrow Agreement.

“Escrow Agreement” means an escrow agreement in the form of Exhibit C.

“Estimated Allocable Amount” is defined in Section 3.03(a).

“Exercisable Shares” is defined in Section 2.04(b).

“Financial Statements” is defined in Section 5.05.

“Form 8023” has the meaning set forth in Section 12.05(d).

“Fraud” means fraud as defined under Delaware Law.

“GAAP” means United States generally accepted accounting principles as consistently applied by the Company without any change in accounting methods, policies, practices, procedures, classifications, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification, judgments, or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) from those used in the preparation of the Annual Financial Statements, and as further set forth on the Accounting Practices Schedule.

“Government Contract” means any contract active in performance within the last five (5) years, including any individual task order, delivery order, purchase order or blanket purchase agreement, between the Company or any Subsidiary, on the one hand, and the U.S. Government or any other Governmental Body, on the other hand, as well as any subcontract or other arrangement by which the Company or any Subsidiary has agreed to provide goods or services to a prime contractor or to a higher-tier subcontractor.

“Governmental Body” means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (ii) federal, state, provincial, local, municipal, foreign, or other government, or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, contractor, regulatory body, or other entity and any court, arbitrator, or other tribunal).

“Hazardous Material” means any substance, compound, material, mixture or waste that is listed, defined, designated, regulated or classified as hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Law, including petroleum and asbestos.

“In The Money Optionholder” means a holder of In The Money Options.

“In The Money Options” means all outstanding Options as to which the Per Share Portion of the Estimated Allocable Amount (excluding, for this purpose, the adjustment for the Representative Holdback Amount) exceeds the applicable exercise price per share of such Option.

“Indebtedness” means, without duplication, as of any particular time, (i) the amount of all indebtedness for borrowed money of the Company and its Subsidiaries (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) liabilities of the Company and its Subsidiaries evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) liabilities of the Company and its Subsidiaries to pay the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business, (iv) all liabilities of the Company and its Subsidiaries arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (v) any deferred purchase price liabilities related to past acquisitions of the Company or any of its Subsidiaries, and (vi) any “success fees” or bonuses, or severance payments payable to employees of the Company or any of its Subsidiaries arising solely from or otherwise triggered by the closing of the transactions contemplated hereby (excluding any bonuses payable to any employee based on the performance of such employee or the performance of the Company or any of its Subsidiaries); provided, that “Indebtedness” shall not include any such liabilities or obligations between the Company and any of its Subsidiaries or between any Subsidiary of the Company and another Subsidiary of the Company.

“Indemnification Escrow Account” is defined in Section 3.02(e).

“Indemnification Escrow Amount” means an amount equal to Five Hundred Fifty Thousand dollars $(550,000).

“Indemnification Escrow Funds” means the amount of cash held from time to time by the Escrow Agent in the Indemnification Escrow Account pursuant to the Escrow Agreement.

“Indemnified Party” is defined in Section 11.05(a).

“Indemnifying Party” is defined in Section 11.05(a).

“Indemnity Allocation Percentage” means, as to any Stockholder or Optionholder that has received any portion of the Merger Consideration, a fraction, (i) the numerator of which is the number of shares of Company Stock, plus the number of shares of Company Stock issuable upon exercise of In The Money Options held by such Stockholder or Optionholder immediately prior to the Effective Time, and (ii) the denominator of which is the total number of shares of Company Stock, plus the total number of shares of Company Stock issuable upon exercise of In The Money Options held by all Stockholders and Optionholders immediately prior to the Effective Time

“Insurance Policies” is defined in Section 5.14.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures including without limitation (a) all inventions and improvements described and claimed therein, and patentable inventions; and (b) all rights corresponding thereto in the United States and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever of the Company accruing thereunder or pertaining thereto; (ii) trademarks, service marks, trade dress, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing), or other indicia of origin and Internet domain names, including without limitation all rights corresponding thereto in the United States and all other rights of any kind whatsoever of the Company accruing thereunder or pertaining thereto, together in each case with the goodwill of the business connected with the use of, and symbolized by, each such trademark, service mark, trade name, trade dress or other indicia of trade origin; (iii) copyrights and copyrightable works including without limitation all rights corresponding thereto and all modifications, adaptations, translations, enhancements and derivative works, renewals thereof, and all other rights of any kind whatsoever of the Grantor accruing thereunder or pertaining thereto; (iv) registrations and applications for any of the foregoing; (v) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (vi) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under any Licenses entered into in connection with the foregoing, and damages and payments for past or future infringements thereof); (vii) trade secrets, proprietary information, know-how and inventions; and (viii) computer software (including source code, executable code, data, databases, and documentation).

“Intercompany Indebtedness” shall mean any liabilities or obligations that would be considered “Indebtedness” but for the fact that such liabilities or obligations are between the Company and any of its Subsidiaries or between any Subsidiary of the Company and another Subsidiary of the Company.

“Inventories” means all inventory, including raw materials, work-in-progress, finished products, tooling, supplies, packaging and spare parts used or held for use by the Company and existing as of the Closing Date, whether on hand or in transit, including any right, title and interest in and to any consigned inventories owned by customers of the Company.

“K&E LLP” is defined in Section 13.13(f).

“Key Employees” means Mark Evans, Ian Grover, Chris Alessio, Scott Zelgewicz and Joseph F. O’Neil.

“Key Stockholders” means Ian Grover, Chris Alessio and Joseph F. O’Neil.

“knowledge” means, with respect to the Company, the actual knowledge of Chris Alessio, Mark Evans, Ian Grover, Che Lewis, Tammy Nguyen, Joseph F. O’Neil and Scott Zelgewicz, after due inquiry and reasonable investigation of appropriate management-level employees with responsibility for such matters.

“Latest Balance Sheet” is defined in Section 5.05.

“Law” means any statute, law, ordinance, rule, regulation, judgment, injunction, order, decree, administrative requirement, or other restriction of or imposed by any Governmental Body, and the common law.

“Lease” is defined in Section 5.07(b).

“Leased Real Property” is defined in Section 5.07(b).

“Letter of Transmittal” means a letter of transmittal in the form of Exhibit D.

“Liens” means liens, security interests, charges or encumbrances.

“Losses” is defined in Section 11.01.

“Material Adverse Change” means any materially adverse change to the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, but shall exclude any prospects and shall also exclude any effect resulting or arising from: (i) any change in any Law; (ii) any change in interest rates or general economic conditions (including changes in the price of gas, oil or other natural resources); (iii) any change that is generally applicable to the industries in which the Company or any of its Subsidiaries operates; or (iv) any national or international political event or occurrence, including acts of war or terrorism; provided, that, in the case of the foregoing clauses (i), (ii), (iii) and (iv), if such effect disproportionately affects the Company and its Subsidiaries as compared to other Persons or businesses that operate in the industry in which the Company and its Subsidiaries operate, then the disproportionate aspect of such effect may be taken into account in determining whether a Material Adverse Change has occurred or will occur.

“Merger” is defined in Section 2.01(a).

“Merger Consideration” means, together, the Stockholders’ Merger Consideration and the Optionholders’ Merger Consideration.

“Merger Sub” is defined above in the Preamble.

“Merger Sub Documents” is defined in Section 6.01.

“Non-Competition Agreement” means a non-competition agreement in the form of Exhibit E.

“Non-Recourse Party” means, with respect to a party, any of such party’s former, current and future equityholders, controlling Persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).

“Objection Notice” is defined in Section 3.03(e).

“Option Cancellation Agreement” means an option cancellation agreement in the form of Exhibit F.

“Option Plans” means the Hunter Technology Corporation 2011 Stock Option Plan established effective January 28, 2011, and the Hunter Technology Corporation 2013 Stock Option Plan established effective October 21, 2013, and any individual grants thereunder.

“Optionholders” is defined in Section 2.04(c).

“Optionholders’ Closing Consideration” is defined in Section 2.04(b).

“Optionholders’ Merger Consideration” is defined in Section 2.04(b).

“Options” means all options, warrants and rights to acquire shares of Company Stock which are exercisable (or will become exercisable as a result of the transactions contemplated hereby (whether pursuant to the terms of such options, warrants and rights, or at the election of the Company’s board of directors)), as of immediately prior to the Effective Time.

“Parent” means Sparton Corporation, an Ohio corporation, or one of its affiliates.

“Pension Plans” is defined in Section 5.13(a)

“Per Claim Threshold” is defined in Section 11.01(a).

“Permit” means any approvals, authorizations, consents, licenses, permits, registrations or certificates of a Governmental Body.

“Permitted Liens” means (i) Liens securing liabilities which are reflected or reserved against in the Latest Balance Sheet to the extent so reflected or reserved; (ii) Liens for Taxes not yet delinquent or which are being contested in good faith if reserves with respect thereto are maintained on the Company’s books in accordance with GAAP; (iii) mechanic’s, materialmen’s, and similar Liens arising or incurred in the ordinary course of business for amounts not yet due and payable or which are being contested in good faith if reserves with respect thereto are maintained on the Company’s books in accordance with GAAP; (iv) purchase money Liens and Liens securing rental payments under capital lease arrangements; (v) Liens set forth on the Permitted Liens Schedule; (vi) zoning, building codes and other land use Laws regulating the use or occupancy of the Leased Real Property or the activities conducted thereon which are imposed by any Governmental Body which are not violated by the current use or occupancy of the Leased Real Property or the operation of the business or any violation of which would not constitute a Material Adverse Change; and (vii) easements, rights, covenants, conditions and restrictions of record.

“Per Share Portion” means a fraction, the numerator of which is one (1), and the denominator of which is the sum of (i) the total number of shares of Company Stock issued and outstanding immediately prior to the Effective Time (other than Company Stock held by the Company as treasury stock or held by the Merger Sub), plus (ii) the number of shares of Company Stock issuable upon exercise of all In The Money Options.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

“Plans” is defined in Section 5.13(a).

“Pre-Closing Flow-Through Tax Returns” mean the income Tax Returns, including any Schedule K-1, of or relating to the Company or any of its Subsidiaries for any taxable period ending on or prior to the Closing to the extent the taxable items of income, gain, loss, deduction or credits shown thereon are required by applicable Law to be reported on the income Tax Returns of the Stockholders.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Tax period ending on the Closing Date.

“Purchase Price Adjustment Escrow Account” is defined in Section 3.02(f).

“Purchase Price Adjustment Escrow Amount” means an amount equal to seven-hundred fifty thousand dollars ($750,000).

“Purchase Price Adjustment Escrow Funds” means the amount of cash held from time to time by the Escrow Agent in the Working Capita Escrow Account pursuant to the Escrow Agreement.

“Purchase Price Adjustments” is defined in Section 3.03(h).

“Purchaser” is defined above in the Preamble.

“Purchaser Adjustment Amount” is defined in Section 3.03(h)(i).

“Purchaser Documents” is defined in Section 6.01.

“Purchaser Indemnified Parties” is defined in Section 11.01.

“R&W Insurance” means the insurance coverage provided pursuant to the R&W Insurance Policy.

“R&W Insurance Costs” means the premiums, underwriting fees, taxes, and all other costs and expenses associated with obtaining the R&W Insurance.

“R&W Insurance Policy” means that certain Representations and Warranties Insurance Policy attached hereto as Exhibit G.

“Representative” is defined above in the Preamble.

“Representative Holdback Amount” means an amount equal to Six Hundred Thousand dollars ($600,000).

“Retained Employees” is defined in Section 10.03(a).

“Revenue” means all amounts earned by either (i) the Business or (ii) with Existing Company Customers in connection with existing products, in either case when products have been shipped or when services are rendered during the Earnout Period, less freight and transportation costs (including insurance), normal and recurring bona fide trade discounts granted in the ordinary course of business consistent with past practice, returns, and any applicable sales or similar taxes, in each case, as determined on a consolidated basis in accordance with the Revenue Schedule without any change in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or presentation, or any change in practices, methods, conventions or assumptions utilized in making accounting estimates from those used in the preparation of the Revenue Schedule, which shall be consistent with past practices of the Company. Notwithstanding the foregoing, each of (a) all EMC Flash revenue, as more fully described on the Revenue Schedule, (b) intercompany revenue, and (c) revenue associated with Purchaser’s existing business shall be excluded from the calculation of Revenue for purposes of any Earnout Payment. For purposes of this definition, the “Business” shall be defined to include the Milpitas, California and the Lawrenceville, Georgia facilities of the Company and “Existing Company Customers” shall be defined to include those customers of the Company with backlog at the time of the Closing that are set forth on the Existing Customers Schedule.

“Revenue Statement” is defined in Section 3.04(d).

“Schedule” is defined in Article V.

“SEC” is defined in Section 13.01.

“Section 338(h)(10) Election” is defined in Section 12.05(b).

“Seller Adjustment Amount” is defined in Section 3.03(h)(ii).

“Seller Indemnified Parties” is defined in Section 11.02.

“Specific Indemnity Escrow Account” is defined in Section 3.02(g).

“Specific Indemnity Escrow Amount” means an amount equal to One Million Five Hundred Thousand dollars ($1,500,000).

“Specific Indemnity Escrow Funds” means the amount of cash held from time to time by the Escrow Agent in the Specific Indemnity Escrow Account pursuant to the Escrow Agreement.

“Stockholder” means each holder of certificates representing Company Stock.

“Stockholder Approval” means the unanimous approval of the holders of the outstanding shares of the Company’s capital stock entitled to vote thereon at the record date for such vote.

“Stockholders’ Closing Consideration” is defined in Section 2.02(a).

“Stockholders’ Merger Consideration” is defined in Section 2.02(a).

“Straddle Period” is defined in Section 12.03.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Surviving Corporation” is defined in Section 2.01(a).

“Target Working Capital” means fourteen million eight hundred twenty-two thousand three hundred forty-four dollars ($14,822,344), as calculated on the Working Capital Schedule.

“Tax” means any United States, federal, state, local or non-U.S. income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, stamp, excise, occupation, sales, use, transfer, alternative minimum, estimated or other similar tax, including any interest, penalty or addition thereto.

“Tax Adjustment” is defined in Section 12.05(c).

“Tax Benefit” means any refund or credit of Taxes paid or reduction in the amount of Taxes that otherwise would have been paid, in each case computed at the highest marginal tax rates applicable to the recipient of such benefit.

“Tax Proceeding” means any proceeding, judicial or administrative, involving Taxes or any audit, examination, deficiency asserted or assessment made by the Internal Revenue Service or any other taxing authority.

“Tax Returns” means any return, claims for refund, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Third-Party Claim” is defined in Section 11.05(a).

“Transaction Expenses” means, without duplication, to the extent not paid prior to the Closing, the amount of (i) all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants; appraisal fees, costs and expenses; and travel, lodging, entertainment and associated expenses) incurred by the Company prior to Closing in connection with this Agreement, and (ii) all fees payable by the Company or any Subsidiary to any Stockholder, Optionholder or any Affiliate of any such party in connection with this Agreement or the transactions contemplated hereby, or otherwise.

“Transaction Tax Deductions” means any tax deduction attributable to the payment of the Optionholders’ Merger Consideration, Transaction Expenses (including amounts that would have been Transaction Expenses but were in fact paid prior to the Closing), any deduction for unamortized financing costs of the Company or any of its Subsidiaries and premium deductions arising from the repayment of indebtedness and any other costs or expenses related to the transaction; provided, that the parties shall make any available elections under Revenue Procedure 2011-29, 2011-18 IRB to treat 70% of any success-based fees that were paid as an amount that did not facilitate the Merger, and therefore treat 70% of such costs as deductible in the Pre-Closing Tax Period for U.S. federal income tax purposes.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“U.S. Trade Control Laws” is defined in Section 5.24.

“Valuation Firm” is defined in Section 3.03(e).

“Warranties” means all product return policies, service, repair, replacement and other obligations of the Company or any of its Subsidiaries expressly made or deemed made in connection with the sale of goods or the performance of services by the Company or any of its Subsidiaries.

“WARN” means the federal and California Worker Adjustment and Retraining Notification Acts, as amended.

“Welfare Plans” is defined in Section 5.13(a).

“Working Capital” means an amount equal to (i) the sum of the current assets of the Company and the Subsidiaries, minus (ii) the sum of the current liabilities of the Company and the Subsidiaries, in either case, excluding all intercompany accounts, as more fully described on the Working Capital Schedule and, in each case, determined on a consolidated basis in accordance with the Working Capital Schedule without any change in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or presentation, or any change in practices, methods, conventions or assumptions utilized in making accounting estimates from those used in the preparation of the Working Capital Schedule, including with respect to the included accounts, level of reserves or level of accruals.

1.02 Other Definitional Provisions.

(a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) “Hereof,” etc. The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement.

(c) Successor Laws. Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(d) “Including,” etc. The term “including” has the inclusive meaning frequently identified with the phrase “but not limited to” or “without limitation”.

(e) Singular and Plural Forms. Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or in its singular form.

(f) “Or”. The word “or” is used in the inclusive sense of “or”.

(g) Internal References. References herein to a specific section, subsection, clause, recital, schedule or exhibit shall refer, respectively, to sections, subsections, clauses, recitals, schedules or exhibits of this Agreement, unless otherwise specified.

(h) Gender. References herein to any gender shall include each other gender.

(i) Heirs, Executors, etc. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02(i) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.

(j) Capacity. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity.

(k) Time Period. With respect to the determination of any period of time, the word “from” or “since” means “from and including” or “since and including,” as applicable, and the words “to” and “until” each means “to and including”.

(l) Contract. References herein to any contract mean such contract as amended, supplemented or modified (including any waiver thereto).

(m) Calendar Days. References to any period of days shall be deemed to be the relevant number of calendar days, unless otherwise specified.

(n) Business Day. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(o) “Dollar,” etc. The terms “dollars” or “$” mean dollars in the lawful currency of the United States of America and all payments made pursuant to this agreement shall be in United States dollars.

ARTICLE II

THE MERGER

2.01 The Merger.

(a) At the Effective Time, the Merger Sub shall merge with and into the Company in accordance with California Law (the “Merger”), whereupon the separate existence of the Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of California or at such later time as is specified in the Certificate of Merger (the “Effective Time”).

(c) From and after the Effective Time, the Surviving Corporation shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of each of the Company and the Merger Sub, all as provided under California Law.

2.02 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) Each share of Company Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive in cash (i) the Per Share Portion of the Estimated Allocable Amount, payable to the holder thereof in accordance with the procedures set forth in Section 2.03, (ii) the Per Share Portion of any amounts paid to the Representative or to the Escrow Agent at the Representative’s direction (on behalf of the Stockholders and Optionholders) pursuant to Section 3.03, but subject to Section 13.13, (iii) the Per Share Portion of any amounts paid to the Representative or to the Escrow Agent at the Representative’s direction (on behalf of the Stockholders and Optionholders) pursuant to Section 11.06, but subject to Section 13.13, (iv) the Per Share Portion of any amounts paid to the Representative or to the Escrow Agent at the Representative’s direction (on behalf of the Stockholders and Optionholders) pursuant to Section 11.08, but subject to Section 13.13, (v) the Per Share Portion of any amounts paid to the Representative or to the Escrow Agent at the Representative’s direction (on behalf of the Stockholders and Optionholders) pursuant to Section 12.02, but subject to Section 13.13, (vi) the Per Share Portion of the Indemnification Escrow Funds distributed to the Representative or to the Escrow Agent at the Representative’s direction (on behalf of the Stockholders and Optionholders) pursuant to the terms of the Escrow Agreement, Section 11.08 or otherwise, but subject to Section 13.13, (vii) the Per Share Portion of the Purchase Price Adjustment Escrow Funds distributed to the Representative or to the Escrow Agent at the Representative’s direction (on behalf of the Stockholders and Optionholders) pursuant to the Escrow Agreement, Section 3.03 or otherwise, but subject to Section 13.13, (viii) the Per Share Portion of the Specific Indemnity Escrow Funds distributed to the Representative or to the Escrow Agent at the Representative’s direction (on behalf of the Stockholders and Optionholders) pursuant to the terms of the Escrow Agreement, Section 11.08 or otherwise, but subject to Section 13.13, (ix) the Per Share Portion of any portion of the Representative Holdback Amount released by, or caused to be released by, the Representative (on behalf of the Stockholders and Optionholders) pursuant to Section 13.13(a) or otherwise, and (x) the Per Share Portion of any Earnout Payment paid to the Representative (on behalf of the Stockholders and Optionholders) pursuant to Section 3.04. The aggregate consideration to which holders of Company Stock become entitled pursuant to this Section 2.02(a) is collectively referred to herein as the “Stockholders’ Merger Consideration” and the portion of the Stockholders’ Merger Consideration payable solely with respect to clause (i) of this Section 2.02(a) is referred to herein as the “Stockholders’ Closing Consideration”.

(b) Each share of Company Stock held immediately prior to the Effective Time by the Company as treasury stock or by the Merger Sub shall be canceled, and no payment shall be made with respect thereto.

(c) Each share of the Merger Sub’s common stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of Common Stock, no par value, of the Surviving Corporation.

2.03 Exchange of Certificates; Lost Certificates; Escrow Agent. The Escrow Agent shall act as paying agent in effecting the exchange of cash for certificates which, immediately prior to the Closing, represented shares of Company Stock (“Certificates”) and which are converted into the right to payment pursuant to Section 2.02. At or prior to the Effective Time, each Stockholder shall surrender to the Escrow Agent Certificates, duly endorsed in blank or accompanied by duly executed stock powers, together with a duly executed Letter of Transmittal, representing the number of shares of Company Stock held by such holder. On the Closing Date, the Escrow Agent shall pay each Stockholder the amount of cash to which he, she or it is entitled under Section 2.02. Surrendered Certificates shall forthwith be canceled. Notwithstanding the foregoing, if any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the Person claiming such certificate to be lost, stolen or destroyed and the providing of an indemnity by such Person, in form and substance reasonably satisfactory to the Escrow Agent and the Representative, against any claim that may be made against it with respect to such certificate, the Escrow Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Stockholders’ Merger Consideration to be paid in respect of the share(s) of Company Stock represented by such Certificate, in the amounts, at the times, and in the manner contemplated by this Article II. Notwithstanding anything to the contrary, the Escrow Agent shall not be liable to any Stockholder for Stockholders’ Merger Consideration delivered to a Governmental Body if such delivery is required pursuant to any applicable abandoned property, escheat or similar Law.

2.04 Options.

(a) The Company shall cause all outstanding Options to be canceled as of the Effective Time.

(b) At the Effective Time, each In The Money Optionholder that has delivered to the Purchaser an Option Cancellation Agreement shall become entitled to receive in respect of such In The Money Option: (i) an amount in cash equal to the product of (A) the excess of the Per Share Portion of the Estimated Allocable Amount over the applicable exercise price per share of such Option, multiplied by (B) the number of shares of Company Stock such holder could have purchased if such holder had exercised such Option in full (and paid the applicable exercise price in respect thereof) immediately prior to such time (the “Exercisable Shares”), which amount shall be payable to the holder thereof at the Closing; (ii) an amount in cash equal to the product of (A) the Per Share Portion of any amounts paid to the Representative or to the Escrow Agent at the Representative’s direction (on behalf of the Stockholders and Optionholders) pursuant to Section 3.03, but subject to Section 13.13, multiplied by (B) the number of Exercisable Shares of such Optionholder; (iii) an amount in cash equal to the product of (A) the Per Share Portion of any amounts paid or distributed to the Representative or to the Escrow Agent at the Representative’s direction (on behalf of the Stockholders and Optionholders) pursuant to Section 11.06, but subject to Section 13.13, multiplied by (B) the number of Exercisable Shares of such Optionholder; (iv) an amount in cash equal to the product of (A) the Per Share Portion of any amounts paid to the Representative or to the Escrow Agent at the Representative’s direction (on behalf of the Stockholders and Optionholders) pursuant to

Section 11.08, but subject to Section 13.13, multiplied by (B) the number of Exercisable Shares of such Optionholder; (v) an amount in cash equal to the product of (A) the Per Share Portion of any amounts paid to the Representative or to the Escrow Agent at the Representative’s direction (on behalf of the Stockholders and Optionholders) pursuant to Section 12.02, but subject to Section 13.13, multiplied by (B) the number of Exercisable Shares of such Optionholder; (vi) an amount in cash equal to the product of (A) the Per Share Portion of the Indemnification Escrow Funds distributed to the Representative or to the Escrow Agent at the Representative’s direction (on behalf of the Stockholders and Optionholders) pursuant to the Escrow Agreement or otherwise, but subject to Section 13.13, multiplied by (B) the number of Exercisable Shares of such Optionholder; (vii) an amount in cash equal to the product of (A) the Per Share Portion of the Purchase Price Adjustment Escrow Funds distributed to the Representative or to the Escrow Agent at the Representative’s direction (on behalf of the Stockholders and Optionholders) pursuant to Section 3.03, the Escrow Agreement or otherwise, but subject to Section 13.13, multiplied by (B) the number of Exercisable Shares of such Optionholder; and (viii) an amount in cash equal to the product of (A) the Per Share Portion of the Specific Indemnity Escrow Funds distributed to the Representative or to the Escrow Agent at the Representative’s direction (on behalf of the Stockholders and Optionholders) pursuant to the Escrow Agreement or otherwise, but subject to Section 13.13, multiplied by (B) the number of Exercisable Shares of such Optionholder; (ix) an amount in cash equal to the product of (A) the Per Share Portion of any portion of the Representative Holdback Amount released by, or caused to be released by, the Representative (on behalf of the Stockholders and Optionholders) pursuant to Section 13.13(a) or otherwise, multiplied by (B) the number of Exercisable Shares of such Optionholder, and (x) an amount in cash equal to the product of (A) the Per Share Portion of any Earnout Payment paid to the Representative (on behalf of the Stockholders and Optionholders) pursuant to Section 3.04, multiplied by (B) the number of Exercisable Shares of such Optionholder. The aggregate consideration to which Optionholders become entitled pursuant to this Section 2.04(b) is collectively referred to herein as the “Optionholders’ Merger Consideration” and the portion of the Optionholders’ Merger Consideration payable solely with respect to clause (i) of this Section 2.04(b) is referred to herein as the “Optionholders’ Closing Consideration”.

(c) At the Effective Time, each holder of an Option that is not an In The Money Option (together with the In The Money Optionholders, the “Optionholders”) shall be entitled to receive no consideration in respect thereof.

(d) The Surviving Corporation shall act as paying agent in effecting the payment of the Optionholders’ Closing Consideration through the Surviving Corporation’s payroll system on the next regularly scheduled payroll date after the Closing Date. The Surviving Corporation (or any other Person that has any withholding obligation with respect to any payment made pursuant to this Section 2.04) shall be entitled to and shall deduct and withhold from any payments to be made pursuant to this Section 2.04 any Taxes required to be deducted and withheld with respect to the making of such payments under the Code or any other applicable provision of Law and the Surviving Corporation shall pay any withheld amounts over to the appropriate Tax authority. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Optionholder on behalf of whom such deduction and withholding was made. Furthermore, in order to ensure compliance with all applicable Tax withholding requirements, the Representative or the Escrow Agent shall pay or direct payment of any funds which are to be paid to or for the benefit of the Optionholders (including any portion of the Optionholders’ Merger Consideration) to the Surviving Corporation and have such amounts paid through the Surviving Corporation’s payroll system on the next regularly scheduled payroll date after the date of receipt of such amounts. Upon payment of any such amounts to the Surviving Corporation, the Representative or the Escrow Agent, as applicable, shall be relieved of its obligation to pay such amounts to the Optionholders.

2.05 Certificate of Incorporation. As of the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated pursuant to the terms set forth in the Certificate of Merger, and as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law.

2.06 Bylaws. The bylaws of the Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation (except that the title thereof shall read “Bylaws of Hunter Technology Corporation”) and, as so amended and restated, shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

2.07 Directors and Officers. The directors and officers of the Company shall be deemed to have resigned as of immediately prior to the Effective Time, and from and after the Effective Time, until successors are duly elected or appointed in accordance with applicable Law (or their earlier resignation or removal), the directors and officers of the Merger Sub at the Effective Time shall be the directors and officers, as applicable, of the Surviving Corporation.

ARTICLE III

THE CLOSING; MERGER CONSIDERATION ADJUSTMENT

3.01 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 9:00 a.m. prevailing Eastern Time on the date of receipt of the Stockholder Approval. The date and time of the Closing are referred to herein as the “Closing Date”.

3.02 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions on the Closing Date:

(a) the Company and the Merger Sub shall cause a duly executed copy of the Certificate of Merger to be filed with the Secretary of State of the State of California and make all other filings or recordings required by California Law in connection with the Merger;

(b) the Purchaser shall deliver or cause to be delivered to the Escrow Agent an aggregate amount equal to the Stockholders’ Closing Consideration (for distribution by the Escrow Agent to each Stockholder of such Stockholder’s Per Share Portion of the Estimated Allocable Amount as determined in accordance with Section 2.02), by wire transfer of immediately available funds to the account(s) designated by the Escrow Agent;

(c) the Purchaser shall, as instructed by the Representative, deliver or cause to be delivered to the Company an aggregate amount equal to the Optionholders’ Closing Consideration (for distribution by the Company to each Optionholder of such holder’s portion of the Estimated Allocable Amount as determined in accordance with Section 2.04), by wire transfer of immediately available funds to the account(s) designated by the Representative;

(d) the Purchaser shall repay, or cause to be repaid, on behalf of the Company, all Indebtedness identified on the Indebtedness Schedule by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness;

(e) the Purchaser shall deliver the Indemnification Escrow Amount to the Escrow Agent for deposit into an escrow account (the “Indemnification Escrow Account”) established pursuant to the terms of the Escrow Agreement;

(f) the Purchaser shall deliver the Purchase Price Adjustment Escrow Amount to the Escrow Agent for deposit into an escrow account (the “Purchase Price Adjustment Escrow Account”) established pursuant to the terms of the Escrow Agreement;

(g) the Purchaser shall deliver the Specific Indemnity Escrow Amount to the Escrow Agent for deposit into an escrow account (the “Specific Indemnity Escrow Account”) established pursuant to the terms of the Escrow Agreement;

(h) the Purchaser shall deliver the Representative Holdback Amount by wire transfer of immediately available funds to the account(s) designated by the Representative;

(i) the Purchaser shall pay, on behalf of the Company, the Transaction Expenses, as directed by the Company; and

(j) the Purchaser, the Merger Sub, the Company and the Representative (on behalf of the Stockholders and Optionholders) shall make such other deliveries as are required by Article IV.

Upon Purchaser’s delivery to the Escrow Agent of an aggregate amount equal to the Stockholders’ Closing Consideration, Purchaser’s obligation to deliver such amount shall be satisfied in full, and Purchaser shall have no further liability to the Stockholders for such amounts.

3.03 Allocable Amount Adjustment.

(a) At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Purchaser a good faith estimate of the Allocable Amount (the “Estimated Allocable Amount”), including each of the components thereof, based on the Company’s books and records and other information then available.

(b) As promptly as practicable after the Closing, but in no event later than seventy-five (75) days after the Closing Date, the Purchaser shall prepare and deliver to the Representative a statement (the “Closing Statement”) setting forth the Purchaser’s calculation of the Allocable Amount, including each of the components thereof, and a consolidated balance sheet of the Company and its Subsidiaries as of 12:01 a.m. prevailing Eastern Time on the Closing Date (the “Closing Balance Sheet”).

(c) The Closing Balance Sheet shall (i) be prepared, and Closing Working Capital shall be determined, in accordance with (A) the accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) that are specified in the calculation of the Target Working Capital as set forth on the Working Capital Schedule, (B) to the extent not inconsistent with the foregoing clause (A), the accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) adopted in connection with the latest balance sheet included in the Annual Financial Statements, and (C) to the extent not inconsistent with the foregoing clauses (A) or (B), GAAP and, (ii) not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby.

(d) The post-Closing purchase price adjustment as set forth in this Section 3.03 is not intended to permit the introduction of different accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) for the Working Capital Schedule and used in determining the amount of the Target Working Capital; it being the intent of the parties hereto that the Closing Working Capital be calculated consistently with the Target Working Capital in order to allow a meaningful comparison of the Closing Working Capital to the Target Working Capital. Notwithstanding anything else in this Agreement to the contrary, (i) to the extent that the Closing Balance Sheet corrects an error or an inconsistency, or noncompliance with the accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) that are specified in the calculation of the Target Working Capital as set forth on the Working Capital Schedule, then either the Closing Working Capital or Target Working Capital shall be reduced or increased as a result of such error, inconsistency or noncompliance, as appropriate, to reflect such error, inconsistency or noncompliance and (ii) if the same item would be reflected differently on the Closing Balance Sheet than in the calculations of the Target Working Capital set forth on the Working Capital Schedule, the parties hereto will equitably adjust the calculation of either the Closing Working Capital or Target Working Capital so as to result in consistent treatment.

(e) The Purchaser and its Subsidiaries (including the Surviving Corporation) shall (i) permit the Representative and its representatives, subject to reasonable confidentiality obligations, to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) pertaining to or used in connection with the preparation of the Closing Statement or the Closing Balance Sheet and the Purchaser’s calculation of the Allocable Amount and provide the Representative with copies thereof (as reasonably requested by the Representative) and (ii) provide the Representative and its representatives reasonable access to the Purchaser’s and its Subsidiaries’ (including the

Surviving Corporation’s) employees and advisors (including making their chief financial officer(s) and accountants available to respond to reasonable written or oral inquiries of the Representative or its representatives). If the Representative disagrees with any part of the Purchaser’s calculation of the Allocable Amount as set forth on the Closing Statement or the Closing Balance Sheet, the Representative shall, within sixty (60) days after the Representative’s receipt of the Closing Statement and the Closing Balance Sheet, notify the Purchaser in writing of such disagreement by setting forth the Representative’s calculation of the Allocable Amount, including each of the components thereof, and describing in reasonable detail the basis for such disagreement (an “Objection Notice”). If an Objection Notice is delivered to the Purchaser, then the Purchaser and the Representative shall negotiate in good faith to resolve their disagreements with respect to the computation of the Allocable Amount. In the event that the Purchaser and the Representative are unable to resolve all such disagreements within thirty (30) days after the Purchaser’s receipt of such Objection Notice, the Purchaser and the Representative shall submit such remaining disagreements to Grant Thornton LLP, or a nationally-recognized valuation or consulting firm as is acceptable to the Purchaser and the Representative (the “Valuation Firm”).

(f) The Valuation Firm shall make a final and binding determination with respect to the computation of the Allocable Amount, including each of the components thereof, to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit H. The Purchaser and the Representative shall cooperate with the Valuation Firm during the term of its engagement and shall use commercially reasonable efforts to cause the Valuation Firm to resolve all remaining disagreements with respect to the computation of the Allocable Amount, including each of the components thereof, as soon as practicable. The Valuation Firm shall consider only those items and amounts in the Purchaser’s and the Representative’s respective calculations of the Allocable Amount, including each of the components thereof, that are identified as being items and amounts to which the Purchaser and the Representative have been unable to agree. In resolving any disputed item, the Valuation Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Valuation Firm’s determination of the Allocable Amount, including each of the components thereof, shall be based solely on written materials submitted by the Purchaser and the Representative (i.e., not on independent review) and on the definitions included herein. The determination of the Valuation Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review.

(g) The costs and expenses of the Valuation Firm in determining the Allocable Amount, including each of the components thereof, shall be borne by the Purchaser, on the one hand, and the Representative (on behalf of the Stockholders and Optionholders), on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if the Purchaser claims the Allocable Amount is one thousand dollars ($1,000) less than the amount determined by the Representative, and the Representative contests only five hundred dollars ($500) of the amount claimed by the Purchaser, and if the Valuation Firm ultimately resolves the dispute by awarding the Purchaser three hundred dollars ($300) of the five hundred dollars ($500) contested, then the costs and expenses of the Valuation Firm will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to the Representative (on behalf of the Stockholders and Optionholders) and forty percent (40%) (i.e., 200 ÷ 500) to the Purchaser. Prior to the Valuation

Firm’s determination of Allocable Amount, (i) the Purchaser, on the one hand, and the Representative (on behalf of the Stockholders and Optionholders), on the other hand, shall each pay fifty percent (50%) of any retainer paid to the Valuation Firm and (ii) during the engagement of the Valuation Firm, the Valuation Firm will bill fifty percent (50%) of the total charges to each of the Purchaser, on the one hand, and the Representative (on behalf of the Stockholders and Optionholders), on the other hand. In connection with the Valuation Firm’s determination of Allocable Amount, the Valuation Firm shall also determine, pursuant to the terms of the first and second sentences of this Section 3.03(g), and taking into account all fees and expenses already paid by each of Purchaser, on the one hand, and the Representative (on behalf of the Stockholders and Optionholders), on the other hand, as of the date of such determination, the allocation of its fees and expenses between the Purchaser and the Representative (on behalf of the Stockholders and Optionholders), which such determination shall be conclusive and binding upon the parties hereto.

(h) Within five (5) Business Days after the Allocable Amount, including each of the components thereof, is finally determined pursuant to this Section 3.03:

(i) if the Allocable Amount as finally determined pursuant to this Section 3.03 are less than the Estimated Allocable Amount, then the Purchaser and the Representative shall cause the Escrow Agent to: (A) pay to the Purchaser from the Purchase Price Adjustment Escrow Funds an amount (which in no case shall exceed the amount of the Purchase Price Adjustment Escrow Funds) (the “Purchaser Adjustment Amount”) equal to such deficiency, and (B) pay to the Representative or to the Escrow Agent at the Representative’s direction (on behalf of the Stockholders and Optionholders) the amount (if any) by which the amount of the Purchase Price Adjustment Escrow Funds is greater than the Purchaser Adjustment Amount; and

(ii) if the Allocable Amount as finally determined pursuant to this Section 3.03 is greater than the Estimated Allocable Amount (the amount of such deficiency, the “Seller Adjustment Amount”), then (A) the Purchaser shall, or shall cause the Surviving Corporation or one or more of its Subsidiaries to, pay to the Representative or the Escrow Agent at the Representative’s direction (on behalf of the Stockholders and Optionholders) the Seller Adjustment Amount, and (B) the Purchaser and the Representative shall cause the Escrow Agent to pay to the Representative or the Escrow Agent at the Representative’s direction (on behalf of the Stockholders and Optionholders) all of the Purchase Price Adjustment Escrow Funds.

Any payments to be made pursuant to this Section 3.03(h) (the “Purchase Price Adjustments”) shall include interest on the Purchaser Adjustment Amount or the Seller Adjustment Amount, as applicable, at a rate per annum equal to the prime rate of interest reported from time to time in The Wall Street Journal, calculated on the basis of the actual number of days elapsed over three hundred sixty (360), from the Closing Date to the date of payment. All Purchase Price Adjustments, other than payments of stated interest, shall (x) be treated by all parties for tax purposes as adjustments to the Enterprise Value and (y) be made by wire transfer of immediately available funds to the account(s) designated by the Purchaser or the

Representative, as applicable. The payments described in Section 3.03(h)(i) shall be the sole and exclusive remedy of the Purchaser for any and all claims arising under this Agreement with respect to this Section 3.03.

3.04 Earnout Payment.

(a) In addition to the Merger Consideration paid at the Effective Time, the Purchaser shall also pay an earnout payment if earned (“Earnout Payment”) to the Representative, on behalf of the Stockholders and Optionholders, which shall be based upon the Company’s achieving certain levels of Revenue during the twelve (12) month period following the Closing Date (the “Earnout Period”).

(b) If the Company’s Revenue during the Earnout Period is equal to or less than $82,000,000, then the Earnout Payment shall be zero. If the Company’s Revenue during the Earnout Period is greater than $82,000,000, then the Earnout Payment shall be calculated as follows:

(Revenue - $82,000,000)/$38,000,000 x $13,000,000 = Earnout Payment

(c) Under no circumstances shall the Earnout Payment exceed $13,000,000. Therefore, notwithstanding any other provisions of this Section 3.04, in the event the Company’s Revenue is greater than $120,000,000 during the Earnout Period, the Earnout Payment shall be $13,000,000.

(d) As promptly as practicable following the conclusion of the Earnout Period (but in no event later than June 14, 2016), the Purchaser shall cause to be prepared and delivered to the Representative (i) a statement setting forth the Company’s Revenue for the Earnout Period (“Revenue Statement”); and (ii) a statement setting forth the calculation of the Earnout Payment (“Earnout Payment Calculation”), specifying in reasonable detail such calculations. Purchaser shall provide to the Representative copies of any supporting documentation which forms the basis of the Revenue Statement and the Earnout Payment Calculation, and shall allow the Representative reasonable access to the books and records of the Company upon prior notice and subject to a reasonable confidentiality obligations solely for purposes of confirming the Revenue Statement and Earnout Payment Calculation.

(e) If the Representative disagrees with the Purchaser’s calculation of the Revenue Statement or the Earnout Payment Calculation, the Representative shall have sixty (60) days after his receipt of the Revenue Statement and the Earnout Payment Calculation to deliver to the Purchaser a statement (an “Earnout Disagreement Notice”) setting forth in reasonable detail the Representative’s objections to the Revenue Statement and Earnout Payment Calculation, the basis for each such objection, and those portions of the Earnout Payment Calculation not in dispute (if any). If the Representative does not deliver an Earnout Disagreement Notice to the Purchaser within such sixty (60) day period, or if the Representative notifies Purchaser in writing that the Revenue Statement and the Earnout Payment Calculation are acceptable, then the Revenue Statement, Earnout Payment Calculation and Earnout Payment shall be deemed to have been accepted by the Representative, on behalf of the Stockholders and

Optionholders, and shall become final, conclusive and binding upon the parties to this Agreement, and when received as set forth in Section 3.04(i), the Representative shall distribute the Earnout Payment to the Stockholders and Optionholders based on their respective Per Share Portions. If an Earnout Disagreement Notice is delivered to the Purchaser, then the Purchaser and the Representative shall negotiate in good faith to resolve their disagreements with respect to the computation of the Earnout Payment. If the Purchaser and the Representative are not able to resolve the matters described in the Earnout Disagreement Notice within thirty (30) days after the Purchaser’s receipt of the Earnout Disagreement Notice, then the Purchaser and the Representative shall submit the disputed items to the Valuation Firm for its determination in accordance with the procedures set forth in Section 3.03 hereof and the costs and expenses of the Valuation Firm shall be split in a manner consistent with Section 3.03(g).

(f) The Earnout Payment, if any, shall be treated by all parties for tax purposes as a contingent payment reported on the installment method under Section 453(c) of the Code, unless the Representative elects otherwise under Section 453(d)(1) of the Code.

(g) Subject to the terms of this Agreement, subsequent to the Closing, Purchaser shall have sole discretion with regard to all matters relating to the operation of the business of the Company and its Subsidiaries; provided, that Purchaser shall not, directly or indirectly, take any actions in bad faith or primarily for the purpose of avoiding or reducing any of the Earnout Payments hereunder. Notwithstanding the foregoing, Purchaser has no obligation to operate the business of the Company and its Subsidiaries in order to achieve any Earnout Payment or to maximize the amount of any Earnout Payment.

(h) The Stockholders and Optionholders understand and agree that (i) the contingent rights to receive any Earnout Payment shall not be represented by any form of certificate or other instrument, are not transferable and do not constitute an equity or ownership interest in Purchaser or the Company, and (ii) no Stockholder or Optionholder shall have any rights as a securityholder of Purchaser or the Company as a result of such Stockholder’s or Optionholder’s contingent right to receive any Earnout Payment hereunder.

(i) Any payments to be made pursuant to this Section 3.04 shall be made within five (5) Business Days after the Earnout Payment, including each of the components thereof, is finally determined pursuant to this Section 3.04 and shall include interest on the Earnout Payment at a rate per annum equal to the prime rate of interest reported from time to time in The Wall Street Journal, calculated on the basis of the actual number of days elapsed over three hundred sixty (360), from June 14, 2016 to the date of payment. All Earnout Payments shall be made by wire transfer of immediately available funds to the account(s) designated by the Representative.

ARTICLE IV

CLOSING DELIVERIES

4.01 Company and Stockholder Closing Deliveries. At the Closing, the Company or the Stockholders, as applicable, shall deliver the following to Purchaser:

(a) all consents which are set forth on the Required Consents Schedule;

(b) a certificate signed by the Secretary or the Assistant Secretary of the Company and of each Subsidiary in the form of Exhibit I, dated as of the Closing Date, certifying as to (A) the certificate of incorporation and bylaws (or equivalent governing documents) of the Company or the applicable Subsidiary, (B) the resolutions adopted by the board of directors of the Company or the applicable Subsidiary regarding this Agreement and the transactions contemplated hereby, (C) the names and signatures of the officers of the Company authorized to sign this Agreement, and (D) the good standing of the Company and each Subsidiary in its respective state of incorporation or organization, and each other state in which it is qualified to conduct business;

(c) a certificate signed by an officer of the Company setting forth in sufficient detail acceptable to the Purchaser the aggregate amount of the: (A) Indebtedness; and (B) Transaction Expenses, in each case as of the Closing Date;

(d) at the option of the Company, either (i) each Stockholder shall deliver to the Purchaser a certificate in the form of Treasury Regulation §1.1445-2(b)(2)(iv)(A), or (ii) the Company shall deliver an affidavit stating that the Company is not and has not been a United States real property holding corporation, and in the form and substance required under Treasury Regulation §1.897-2(h), in either case so that the Purchaser is exempt from withholding any portion of the Merger Consideration thereunder;

(e) the Escrow Agreement, executed by the Escrow Agent and the Representative;

(f) appropriate payoff letters from the holders of Indebtedness identified on the Indebtedness Schedule and evidence reasonably satisfactory to Purchaser that the holders of such Indebtedness shall deliver all related Lien releases to the Purchaser as soon as practicable after the Closing;

(g) the Non-Competition Agreements, executed by the Key Stockholders;

(h) the Employment Agreements, executed by the Key Employees;

(i) evidence of termination of the Option Plans; and

(j) estoppel certificates and collateral access agreements relating to the Leases, as requested by Purchaser, each in a form reasonably acceptable to Purchaser.

4.02 Purchaser Closing Deliveries. At the Closing, the Purchaser shall deliver the following to the Representative:

(a) a certificate in the form of Exhibit J signed by the Secretary or the Assistant Secretary of the Purchaser certifying as to (i) the certificate of incorporation and bylaws (or equivalent governing documents) of the Purchaser and Merger Sub, (ii) the resolutions adopted by the Purchaser, as the sole stockholder of Merger Sub, and the board of directors of the Purchaser and the Merger Sub, regarding this Agreement and the transactions contemplated hereby and (iii) the names and signatures of the officers of the Purchaser and the Merger Sub authorized to sign this Agreement;

(b) the Escrow Agreement, executed by the Escrow Agent and the Purchaser;

(c) the Non-Competition Agreements, executed by the Purchaser;

(d) the Employment Agreements, executed by the Purchaser; and

(e) evidence reasonably satisfactory to the Representative that the Merger Sub shall have paid all franchise Taxes due and payable by it immediately prior to the Effective Time.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser that the statements in this Article V are true and correct, except as set forth in the schedules accompanying this Article V (each, a “Schedule” and, collectively, the “Disclosure Schedules”). The Disclosure Schedules have been arranged for purposes of convenience in separate sections corresponding to the sections of this Article V; however, information disclosed on one section of the Disclosure Schedules shall be deemed to be disclosed on another section of the Disclosure Schedules or be deemed to be an exception to another representation and warranty in this Article V, in each case, if the relevance of such information to such other section of the Disclosure Schedules is reasonably apparent on its face. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

5.01 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under California Law, and the Company has all requisite corporate power and authority to own and operate its properties and to carry on its businesses as now conducted. The Company is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not constitute a Material Adverse Change.

5.02 Subsidiaries. Except as set forth on the Subsidiary Schedule, the Company does not own or hold the right to acquire any stock, partnership interest or joint venture interest or other equity interest in any other corporation, organization or entity. Except as set forth on the Subsidiary Schedule, the Company owns, directly or indirectly, of record and beneficially, all capital stock and other equity interests in each of its Subsidiaries, free and clear of all Liens (other than Permitted Liens, Liens arising under applicable securities Laws and Liens that will be terminated at or prior to the Closing), and all such capital stock and other equity interests are validly issued, fully paid and non-assessable (to the extent such concept is applicable to such equity interests). Each of the Company’s Subsidiaries is duly formed or organized, validly existing and in good standing (or its equivalent) under the applicable Laws of its jurisdiction of formation or organization, and each of the Company’s Subsidiaries has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted.

Each of the Company’s Subsidiaries is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not constitute a Material Adverse Change.

5.03 Authorization; No Breach.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Company in connection with the transactions contemplated by this Agreement (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby have, other than the Stockholder Approval, been duly and validly authorized and approved by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by the Company, and assuming that this Agreement and each of the Company Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

(b) Except for the Stockholder Approval, the filing of the Certificate of Merger with the Secretary of State of the State of California, as set forth on the Governmental Consents Schedule and as set forth on the Authorization Schedule, the execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby, or compliance by the Company or its Subsidiaries with any of the provisions hereof or thereof, do not and will not conflict with, result in any material breach of, require any notice under, constitute a material default under (with or without notice or lapse of time or both), result in a material violation of, result in the creation of any Lien upon any material properties or assets of the Company or any of its Subsidiaries under, give rise to any right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or give rise to any obligation of the Company or any of its Subsidiaries to make any material payment under, any provision of (i) the Company’s or any of its Subsidiaries’ articles of incorporation, by-laws or other organizational documents, (ii) any contract required to be set forth on the Contracts Schedule, (iii) any outstanding judgment, order or decree applicable to the Company or any of its Subsidiaries or any of the material properties or assets of the Company or any of its Subsidiaries, or (iv) any applicable Law to which the Company or any of its Subsidiaries is subject.

5.04 Capital Stock.

(a) As of the date hereof, the authorized capital stock of the Company consists of 500,000,000 shares of Company Stock, of which 11,334,059 shares are issued and outstanding and are held of record as indicated on the Stockholders Schedule, and 5,343,371 shares of Company Stock are issuable upon exercise of outstanding Options and are held of record as indicated on the Stockholders Schedule. All of the outstanding shares have been, or upon issuance will be, validly issued and are fully paid and non-assessable. Except as set forth in the first sentence of this Section 5.04 and except as set forth on the Capitalization Schedule, there are no outstanding options, warrants, scrip, rights to subscribe to, purchase rights, stock appreciation, phantom stock, profit participation, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock or securities containing any equity features of the Company, or contracts, commitments, understandings or arrangements, by which the Company is or may become bound to issue additional shares of its capital stock or other equity interests or options, warrants, scrip, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock or other equity interests.

(b) Except as set forth on the Capitalization Schedule, there are no securities or rights of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or any of its Subsidiaries. Except as set forth on the Capitalization Schedule, neither the Company nor any of its Subsidiaries have outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter. Except as set forth on the Capitalization Schedule, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of the Company or any of its Subsidiaries.

5.05 Financial Statements. Attached to the Financial Statements Schedule are: (a) the Company’s unaudited consolidated balance sheet as of March 31, 2015 (the “Latest Balance Sheet”) and the related statement of income for the three (3) month period then ended, and (b) the Company’s reviewed consolidated balance sheet and statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2012 and December 31, 2013, and the Company’s unreviewed consolidated balance sheet and statements of operations, stockholders’ equity and cash flows for the fiscal year ended December 31, 2014 (the “Annual Financial Statements” and, collectively with the Latest Balance Sheet, the “Financial Statements”). The Financial Statements have been based upon the information contained in the Company’s and its Subsidiaries’ books and records (which are true and complete in all material respects, have been maintained consistently with past practices, and have been made available for inspection by Purchaser or its representatives), have been prepared in conformity with GAAP, and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein, subject in the case of the unreviewed financial statements to (i) the absence of footnote disclosures and other presentation items, (ii) changes resulting from normal year-end adjustments, and (iii) such other exceptions to GAAP as are set forth on the Financial Statements Schedule.

5.06 No Material Adverse Change; Absence of Certain Developments.

(a) Except as set forth on the Developments Schedule, since September 30, 2014, there has not been any Material Adverse Change.

(b) Except as set forth on the Developments Schedule and except as expressly contemplated by this Agreement, since September 30, 2014 through the date of this Agreement, neither the Company nor any of its Subsidiaries has engaged in any material transaction that was not in the ordinary course of business. Without limiting the generality of the foregoing, and except as set forth on the Developments Schedule and except as expressly contemplated by this Agreement, since September 30, 2014 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any of the followings actions:

(i) (A) amended or proposed to amend the respective certificates of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries in any manner or (B) split, combined or reclassified the capital stock or other equity interests of the Company or any of its Subsidiaries;

(ii) issued, sold, pledged, transferred or disposed of, or agreed to issue, sell pledge, transfer or dispose of, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or issued any shares of capital stock or equity interests of any class or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other equity interests of the Company or any of its Subsidiaries (other than this Agreement and the agreements contemplated hereby), or granted any stock appreciation or similar rights;

(iii) redeemed, purchased or otherwise acquired any outstanding shares of capital stock or other equity interests of the Company or any of its Subsidiaries or declared or paid any non-cash dividend or made any other non-cash distribution to any Person other than the Company or one or more of its Subsidiaries on or prior to the Closing Date;

(iv) (A) granted to any employee of the Company or any of its Subsidiaries any increase in compensation or benefits, except (1) for regularly scheduled pay increases and bonuses made in the ordinary course of business or (2) as may be required by applicable Law or the terms of any Plan; (B) modify or establish any Plan (or any arrangement that would constitute a Plan, if adopted), except (1) to the extent required by Law or (2) as would not be material, and would be in the ordinary course of business; (C) terminate the employment of any employee in the position of vice president or above, other than for cause; or (D) implement any employee layoffs that could implicate the WARN Act;

(v) sold, leased, transferred or otherwise disposed of, any material owned property or assets of the Company or any of its Subsidiaries, except for (A) the sale, lease, transfer or disposition of inventory or obsolete machinery or equipment in the ordinary course of business and, (B) as to the Leased Real Property, the exercise of the Company’s or any of its Subsidiaries’ rights and remedies under any Lease, in the ordinary course of business, including any expiration, termination, renewal, expansions, reductions or similar rights as to such Leased Real Property;

(vi) except for amendments in the ordinary course of business, amended or terminated (except for a termination resulting from the expiration of a contract in accordance with its terms) any contract listed on the Contracts Schedule;

(vii) acquired any business or Person, by merger or consolidation, purchase of assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(viii) except in accordance with the capital budget of the Company and its Subsidiaries, committed or authorized any commitment to make any capital expenditures in excess of fifty thousand dollars ($50,000) in the aggregate, or failed to make material capital expenditures in accordance with such budget;

(ix) made any change in any method of accounting or auditing practice, including any working capital procedures or practices, other than changes required as a result of changes in GAAP or applicable Law;

(x) made any loans, advances or capital contributions to, or investments in, any other Person other than loans, advances or capital contributions by the Company or any of its Subsidiaries (A) to any Subsidiary, (B) to any employee in connection with travel, entertainment and related business expenses or other customary out-of-pocket expenses in the ordinary course of business or (C) in the ordinary course of business to any material customer, distributor, licensor, supplier or other Person with which the Company or any of its Subsidiaries has significant business relations;

(xi) (A) made or changed any material Tax election, (B) changed any annual Tax accounting period, (C) adopted or changed any material method of Tax accounting, (D) entered into any “closing agreement” with any taxing authority, (E) settled any claim or assessment in respect of a material amount of Tax, or (F) consented to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, in each case to the extent such election, change, agreement, settlement, consent or other action would increase materially the Taxes of the Company or any of its Subsidiaries after the Closing; and

(xii) authorized, or committed or agreed to take any action described in this Section 5.06(b).

5.07 Title to Properties.

(a) The Company and its Subsidiaries own good and marketable title to, or hold a valid leasehold interest in, all of the material personal property used by them in the conduct of their business, free and clear of all Liens, except for Permitted Liens and Liens that will be terminated at or prior to the Closing. Each such item of personal property is in all material respects in good operating condition and repair, subject to normal wear and tear, ongoing repairs or refurbishments in the ordinary course and obsolescence in the ordinary course.

(b) The Leased Real Property Schedule contains a list of all real property leased by the Company and its Subsidiaries (the “Leased Real Property”). The Company has delivered to Purchaser a true and complete copy of the underlying lease and all amendments, modifications, supplements, non-disturbance agreements, and consents thereto with respect to each parcel of Leased Real Property (each, a “Lease”). Except as set forth on the Leased Real Property Schedule, with respect to each of the Leases: (i) either the Company or one (1) of its Subsidiaries has a valid and enforceable leasehold interest in each parcel or tract of real property leased by it and each Lease is legal, valid, binding, enforceable and in full force and effect; (ii) neither the Company nor any of its Subsidiaries has received written notice of any existing or potential defaults thereunder by the Company or its Subsidiaries (as applicable) nor, to the Company’s knowledge, are there any existing defaults by the lessor thereof; (iii) no event has occurred which (with notice, lapse of time or both) would constitute a material breach or default thereunder by the Company or its Subsidiaries (as applicable) or, to the Company’s knowledge, any other party thereto; (iv) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (v) neither the Company nor any of its Subsidiaries have subleased, licensed or otherwise granted any person or entity the right to use or occupy such Leased Real Property or any portion thereof; and (vi) neither the Company nor any of its Subsidiaries have collaterally assigned or granted any or lien, encumbrance or right in such Lease or any interest therein; (vii) the Company’s or its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and, to the Company’s knowledge, there are no disputes with respect to such Lease; and (viii) neither the Company or any of the Subsidiaries have exercised any renewal or extension or other option under any Lease.

(c) Neither the Company nor any of its Subsidiaries has ever owned any real property.

5.08 Tax Matters.

(a) The Company and its Subsidiaries have filed on a timely basis and have provided Purchaser copies of all material income Tax Returns for the past five (5) years that are required to be filed by them, and have timely paid or properly accrued all Taxes required to be paid by the Company and its Subsidiaries, except to the extent of the reserve established by the Company and its Subsidiaries for uncertain Tax positions set forth on their books in accordance with GAAP and to be set forth on the Closing Balance Sheet, including any material Taxes which the Company or any of its Subsidiaries was obligated to withhold. The reserves for Taxes reflected in Latest Balance Sheet are adequate for the payment of all Taxes of the Company and its Subsidiaries due or to become due in respect of all periods through the date of the Latest Balance Sheet.

(b) Neither the Company nor any of its Subsidiaries has received from any Tax authority any written notice of proposed deficiency or adjustment of any material amount of Taxes that has not either been satisfied by payment or withdrawn.

(c) Neither the Company nor any of its Subsidiaries has consented to extend the time in which any material amount of Tax may be assessed or collected by any Tax authority, which extension is still outstanding.

(d) Neither the Company nor any of its Subsidiaries is currently the subject of a Tax audit or examination with respect to a material amount of Taxes.

(e) Neither the Company nor any of its Subsidiaries is a party to or bound by any material Tax allocation or sharing agreement (other than any agreement entered into in the ordinary course of business and not primarily concerning Taxes).

(f) Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation §1.6011-4(b)(2).

(g) The Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code since March 1, 2005 and the Company will be an S corporation up to and including the day before the Closing Date, unless an election under Section 338(h)(10) of the Code is made with respect to the Merger, in which case the Company will be an S corporation up to and including the Closing Date.

(h) The Taxes Schedule identifies each Subsidiary that is a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code.

This Section 5.08 contains the sole and exclusive representations and warranties of the Company with respect to Taxes and any claim for breach of representation with respect to Taxes shall be based on the representations made in this Section 5.08 and shall not be based on the representations set forth in any other provision of this Agreement.

5.09 Contracts and Commitments.

(a) Except as set forth on the Contracts Schedule, neither the Company nor any of its Subsidiaries is a party to any: (i) collective bargaining agreement; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as set forth in Section 5.13 or the Disclosure Schedules relating thereto; (iii) stock purchase, stock option or similar plan; (iv) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis providing for base compensation in excess of seventy-five thousand dollars ($75,000) per annum or agreements with sales representatives or distributors; (v) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any portion of the assets of the Company or any of its Subsidiaries; (vi) guaranty of any obligation for borrowed money or other material guaranty; (vii) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds fifty thousand dollars ($50,000); (viii) lease or agreement under which it is lessor of or permits any third-party to hold or operate any property, real or personal, for which the annual rental exceeds fifty thousand dollars ($50,000); (ix) other than purchase orders entered into in the ordinary course of business, contract or group of related contracts with any supplier required to be listed on the Customers and Suppliers Schedule; (x) other than purchase orders entered into in the ordinary course of business, contract or group of related contracts with any customer required to be listed on the Customers and Suppliers Schedule; (xi) contract which prohibits the Company or any of its Subsidiaries from freely engaging in business anywhere in the world; (xii) contracts relating to the licensing of Intellectual Property by the Company or any of its Subsidiaries to a third-party or by a third-party to the Company or any of its Subsidiaries, in each case involving consideration in excess of fifty thousand dollars ($50,000) per annum; (xiii) all other agreements affecting the Company’s or any of its Subsidiaries’ ability to use or disclose any material Intellectual Property, in each case, other than (A) licenses for commercially available, off-the-shelf software used by the Company or any of its Subsidiaries or (B) agreements entered into by the Company or any of its Subsidiaries with customers in the ordinary course of business; (xiv) contracts relating to the acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any Person or material line of business entered into during the past five (5) years or the future acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any Person or material line of business; (xv) powers of attorney; (xvi) agreement under which the consequences of a default or termination would cause a Material Adverse Change; (xvii) agreements under which Company or any of its Subsidiaries have advanced or loaned any Person amounts in the aggregate exceeding fifty thousand dollars ($50,000); (xviii) agreement where the Company or any of its Subsidiaries supplies the U.S. government or is a subcontractor to a company supplying the U.S. government; or (xix) except for purchase orders issued in the ordinary course of business, any other agreement (or group of related agreements) the performance of which involves consideration in excess of fifty thousand dollars ($50,000).

(b) Each of the contracts listed or required to be listed on the Contracts Schedule is in full force and effect, and is the legal, valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto in accordance with its terms, and, to the knowledge of the Company, of the other parties thereto enforceable against each of them in accordance with its terms. Except as set forth on the Contracts Schedule, neither the Company nor any Subsidiary of the Company (as applicable) is in material default under any contract listed on the Contracts Schedule, and, to the knowledge of the Company, the other party to each of the contracts listed on the Contracts Schedule is not in material default thereunder. Except as set forth on the Contracts Schedule, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default on the part of the Company, or any Subsidiary of the Company or, to the knowledge of the Company, any other party under any contract listed on the Contracts Schedule. Except as set forth on the Contracts Schedule, no party to any contract listed on the Contracts Schedule has exercised any termination rights with respect thereto, and no party has given written notice of any material dispute with respect to any contract listed on the Contracts Schedule. The Company has made available to the Purchaser true and correct copies of each contract listed on the Contracts Schedule, together with all amendments, modifications or supplements thereto.

5.10 Intellectual Property. All registered trademarks and applications to register trademarks and Internet domain names, patents and patent applications and copyrights registered after December 31, 1978, all other Intellectual Property owned or used by the Company or any of its Subsidiaries, and all licenses (in and out), sublicenses and other agreements to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any other Person is authorized to use any intellectual property or exercise any rights with respect thereto (but excluding commercially available, off-the-shelf licenses), are set forth on the Intellectual Property Schedule (collectively, the “Company Intellectual Property”). Except as set forth on the Intellectual Property Schedule: (a) the Company and each of its Subsidiaries owns all of the Company Intellectual Property indicated as being owned by such entity, free and clear of all Liens (other than Permitted Liens); (b) each item of Company Intellectual Property indicated as being licensed or sublicensed is rightfully used by the Company or authorized by the Company for use by another Person pursuant to a valid and enforceable written license; (c) neither the Company nor any of its Subsidiaries has received any written claims within the past twelve (12) months that the Company or any of its Subsidiaries has infringed or misappropriated the Intellectual Property of any other Person; (d) neither the Company nor any of its Subsidiaries is currently infringing or misappropriating the Intellectual Property of any other Person; and (d) to the Company’s knowledge, there is no infringement, misappropriation or such other conflict by any other Person involving the Company Intellectual Property. The Company and its Subsidiaries have entered into binding, written agreements with every current and former employee and independent contractor of the Company and its Subsidiaries whereby such employees and independent contractors (i) assign to the Company or the applicable Subsidiary any ownership interest and right they may have in any Company Intellectual Property; and (ii) acknowledge the Company’s or its Subsidiaries’ ownership of all Company Intellectual Property, and Company has provided Purchaser with copies of all such agreements.

5.11 Litigation. Except as set forth on the Litigation Schedule, there have been no claims, actions, suits, investigations, or proceedings pending or, to the Company’s knowledge, expressly threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Body during the last five (5) years. Except as set forth on the Litigation Schedule, neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order or decree of any Governmental Body.

5.12 Governmental Consents. Except for the filing of the Certificate of Merger with the Secretary of State of the State of California, and except as set forth on the Governmental Consents Schedule, no material permit or authorization of any Governmental Body is required in connection with any of the execution, delivery or performance of this Agreement or the other Company Documents by the Company or the consummation by the Company of any other transaction contemplated hereby.

5.13 Employee Benefit Plans.

(a) Except as listed on the Employee Benefits Schedule, neither the Company nor any of its Subsidiaries maintains or contributes to any (i) nonqualified deferred compensation or retirement plans, (ii) qualified “defined contribution plans” (as such term is defined under Section 3(34) of ERISA), (iii) qualified “defined benefit plans” (as such term is defined under Section 3(35) of ERISA) (the plans set forth in the foregoing clauses (ii) and (iii) are collectively referred to herein as the “Pension Plans”), or (iv) “welfare benefit plans” (as such term is defined under Section 3(1) of ERISA) (the “Welfare Plans”). The Pension Plans and the Welfare Plans are collectively referred to herein as the “Plans.” Each Pension Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code, has either received a favorable determination letter from the Internal Revenue Service that such Pension Plan is so qualified or has requested such a favorable determination letter within the remedial amendment period of Section 401(b) of the Code and the Company is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such Pension Plan. The Plans comply in form and in operation in all material respects with their terms and the requirements of the Code and ERISA.

(b) With respect to the Plans, except as would not result in material liability to the Company or its Subsidiaries, (i) all required contributions have been made or properly accrued, (ii) there are no actions, suits or claims pending or, to the Company’s knowledge, threatened, other than routine claims for benefits, (iii) to the Company’s knowledge, there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code), and (iv) all material reports, returns and similar documents required to be filed with any Governmental Body or distributed to any Plan participant have been timely filed or distributed.

(c) Neither the Company nor any of its Subsidiaries has, nor, to the Company’s knowledge, has any of their respective directors, officers or employees or any other “fiduciary,” as such term is defined in Section 3 of ERISA, committed any breach of fiduciary responsibility imposed by ERISA or any other applicable Law with respect to the Plans which would subject the Company, its Subsidiaries or any of their respective directors, officers or employees to any material liability under ERISA or any applicable Law.

(d) Neither the Company nor any of its Subsidiaries has incurred any liability for any Tax or civil penalty imposed by Section 4975 of the Code or Section 502 of ERISA which has not been satisfied in full.

(e) No Pension Plan (within the meaning of Section 3(2) of ERISA) maintained by the Company or any of its Subsidiaries which is subject to Section 302 of ERISA or Section 412 of the Code has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(f) Neither the Company nor any of its Subsidiaries contributes to or has any liability with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA).

(g) Except as set forth on the Employee Benefits Schedule, none of the Welfare Plans obligates the Company or its Subsidiaries to provide a current or former employee (or any dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with the Company or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law.

(h) The consummation of the transactions contemplated under this Agreement will not (i) entitle any current or former employee, officer, or director of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any similar payment; (ii) accelerate the time of payment or vesting under any Plan; (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund or provide compensation or benefits out of the ordinary course; (iv) limit or restrict the right of the Company to merge, amend or terminate any Plan; (v) increase the amount payable under or result in any material obligation pursuant to any Plan; or (vi) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code, but determined by excluding any payments made or to be made pursuant to agreements negotiated by the Purchaser or agreements entered into after the date hereof.

(i) To the knowledge of the Company, and except as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, each Welfare Plan subject to the Patient Protection and Affordable Care Act (“ACA”) is (i) in operational and documentary compliance with ACA, and (ii) not subject to penalty under Section 4980H of the Code.

5.14 Insurance. The Insurance Schedule sets forth each insurance policy maintained by the Company and its Subsidiaries on their properties, assets, products, business or personnel (the “Insurance Policies”), including the name of the insurer, name of policyholder, and name of each covered insured. Neither the Company nor any of its Subsidiaries has failed to give any notice or present any material claim under any Insurance Policy in due and timely fashion. With respect to each Insurance Policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) neither the Company nor, to the knowledge of Company, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iii) no party to the policy has repudiated any provision thereof. There are no outstanding claims by the Company or its Subsidiaries under the Insurance Policies. No insurance company has asserted in writing that any claim by the Company is not covered by the applicable policy relating to such claim.

5.15 Environmental Matters. Except as set forth on the Environmental Matters Schedule:

(a) The Company and its Subsidiaries, and to the Company’s knowledge, all of their predecessors, are and during the past five (5) years have been in compliance with all Environmental Laws applicable to its operations at and occupancy of the real property listed on the Leased Real Property Schedule and all other locations operated by the Company or any of its Subsidiaries, except where the failure to comply would not cause a Material Adverse Change.

(b) Neither the Company nor any of its Subsidiaries has during the past five (5) years received written notice from any Governmental Body regarding any actual or alleged violation of or liability or investigatory, corrective or remedial obligation under Environmental Laws applicable to its operations at the Leased Real Property listed on the Leased Real Property Schedule except for any such notices that would not cause a Material Adverse Change.

(c) Neither the Company nor any of its Subsidiaries is subject to any current, or, to the Company’s knowledge, threatened, claim, order, directive or complaint asserting a material remedial obligation or liability under Environmental Laws with respect to conditions at any of the Leased Real Property listed on the Leased Real Property Schedule, except for any of the forgoing that would not cause a Material Adverse Change.

(d) The Company and its Subsidiaries have obtained and are in compliance with all permits, licenses and authorizations required under Environmental Laws for its current operations at the Leased Real Property listed on the Leased Real Property Schedule, except where the failure to do so would not cause a Material Adverse Change.

(e) No Hazardous Materials have been released in soil, water, surface water, groundwater, air, geologic formations, equipment, structures or buildings at, in, on, under or migrating from any of the Leased Real Property or any real property formerly owned, leased or operated by the Company, in concentrations or amounts that would require remedial or response actions by the Company under any Environmental Laws, except as would not cause a Material Adverse Change.

(f) No one has asserted in writing and, to the knowledge of the Company, no one has threatened to assert a claim for personal injury or property damage against the Company or its Subsidiaries, or against any of assets of the Company or its Subsidiaries, allegedly related in any degree to a violation of Environmental Law or exposure to any Hazardous Material, except for any such claim that would not cause a Material Adverse Change.

5.16 Affiliated Transactions. Except as set forth on the Affiliated Transactions Schedule, no officer, director, employee, or Affiliate of the Company or its Subsidiaries: (a) owns any material interest in any competitor, lessor, lessee or customer or supplier of the Company or its Subsidiaries, or (b) is a party to any agreement, contract, commitment or transaction with the Company or its Subsidiaries or has any interest in any material property used by the Company or its Subsidiaries, other than for the payment of wages, salaries and bonuses to officers, directors, or employees of the Company or its Subsidiaries for services performed in the ordinary course of business.

5.17 Brokerage. Except as set forth on the Brokerage Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

5.18 Permits; Compliance with Laws.

(a) Except as set forth on the Permits Schedule, each of the Company and its Subsidiaries holds and is in compliance, in all material respects, with all material Permits which are required for the operation of the business of the Company and its Subsidiaries as presently conducted. Neither the Company nor its Subsidiaries have received written notice of any proceedings pending or, to the knowledge of the Company, threatened, relating to the suspension, revocation or modification of any material Permit which is required for the operation of the business of the Company and its Subsidiaries as presently conducted.

(b) Except as set forth on the Compliance with Laws Schedule, (i) the Company and its Subsidiaries are in compliance, in all material respects, with all Laws applicable to their respective businesses, operations and assets, and (ii) neither the Company nor any of its Subsidiaries has received any written notice of any action or proceeding against it alleging any material failure to comply with any applicable Law. Neither the Company nor any of its Subsidiaries has been debarred from bidding on any project for any Governmental Body. No claims or actions have been taken by any person or entity which could reasonably be expected to cause a Material Adverse Change. There have been no product recalls affecting the products of the Company or its Subsidiaries during the five (5) year period prior to the Closing Date.

5.19 Employees.

(a) The Employees Schedule lists all persons who are employees, independent contractors or consultants of the Company or its Subsidiaries, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time; (iii) hire date; (iv) current annual base compensation rate; and (v) commission, bonus, or other incentive based compensation. As of the Closing Date, except as set forth on the Employees Schedule, all compensation, including wages, commissions and bonuses, payable to employees, independent contractors or consultants of the Company or its Subsidiaries for services performed on or prior to the Closing Date have been paid in full (or accrued in full in accordance with GAAP) and there are no outstanding agreements, understandings or commitments of the Company or its Subsidiaries with respect to any compensation, commissions or bonuses.

(b) Since the date of the Latest Balance Sheet, there has not been any material change in the compensation of the Covered Employees (except for compensation increases and decreases in the ordinary course of business). Since the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of WARN or issued any notification of a plant closing or mass layoff required by WARN.

(c) Except as set forth on the Contracts Schedule, neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement or similar agreement with any labor organization. Except as set forth on the Employees Schedule: (i) to the Company’s knowledge, there are and within the past three (3) years have been no union organizing activities involving employees of the Company or any of its Subsidiaries; (ii) there are no pending or, to the Company’s knowledge, overtly threatened strikes, work stoppages, walkouts, lockouts, or similar material labor disputes and no such disputes have occurred within the past three (3) years; and (iii) within the past six (6) months, neither the Company nor any of the Subsidiaries has committed a material unfair labor practice, and there are no pending or, to the Company’s knowledge, overtly threatened, unfair labor practice charges or complaints against the Company or any of its Subsidiaries.

(d) The Company and its Subsidiaries are in compliance with all applicable laws pertaining to employment and employment practices, including all laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, commissions and commission agreements, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company and its Subsidiaries as independent contractors or consultants are properly treated as independent contractors under all applicable laws. All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no actions or proceedings against the Company or any of its Subsidiaries pending, or to the knowledge of the Company, threatened to be brought or filed, by or with any governmental authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company or any of its Subsidiaries, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable laws.

5.20 Customers and Suppliers. The Customers and Suppliers Schedule sets forth (a) a list of the top ten (10) customers of the Company and its Subsidiaries on a consolidated basis by volume of sales to such customers for the two (2) most recent fiscal years, and sets forth opposite the name of such customer the dollar amount of net sales of the Company attributable to such customer during such period, and (b) a list of the top ten (10) suppliers of the Company and its Subsidiaries on a consolidated basis by dollar value of net purchases from such suppliers, for the two (2) most recent fiscal years, and sets forth opposite the name of such supplier the dollar amount of purchases attributable to such supplier during such period. Neither the Company nor any of its Subsidiaries has received any written, or to the Company’s knowledge, oral, indication from any of the customers listed on the Customers and Suppliers Schedule to the effect that any such customer will stop, materially decrease the rate of, or materially change the payment or price terms with respect to, buying products from the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written, or to the Company’s knowledge, oral, indication from any of the suppliers listed on the Customers and Suppliers Schedule to the effect that any such supplier will stop, materially decrease the rate of, or materially change the payment or price terms with respect to, supplying products or services to the Company or any of its Subsidiaries.

5.21 Product Warranties and Liabilities. The Company has provided Purchaser with copies of all Warranties given or made by the Company or its Subsidiaries other than Warranties arising under the Company’s or its Subsidiaries’ standard terms and conditions. Neither the Company nor any of its Subsidiaries (a) has received any written, or to the Company’s knowledge, oral, claim from a customer or supplier of the Company or its Subsidiaries alleging that the Company’s or its Subsidiaries’ products are defective or (b) has knowledge of any intention on the part of any customer to return any allegedly defective products, except for returns by customers in the ordinary course of business involving less than $5,000. No reserves have been set aside in the Financial Statements for Warranty claims and product returns. Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 5.21 are the only representations and warranties in connection with the transactions contemplated by this Agreement regarding or relating to Warranties and product liability claims.

5.22 Bank Accounts, Powers of Attorney. The Company has provided Purchaser with a true and complete list of (i) the name of each bank in which the Company or any of its Subsidiaries has an account or safe deposit box and a brief description thereof and (ii) the names of all persons, if any, having powers of attorney from the Company or any of its Subsidiaries and a summary statement of the terms of the power of attorney.

5.23 Anti-Corruption.

(a) The Company and its Subsidiaries have complied in all material respects with Anti-Corruption Legislation.

(b) (i) The Company and its Subsidiaries have in place policies and procedures that are intended to prevent Corruption; (ii) such policies and procedures are designed to cover compliance and corruption risk under Anti-Corruption Legislation; and (iii) such policies and procedures are monitored and enforced by management to prevent Corruption.

(c) No violations or potential violations regarding Corruption or relating to potential breaches of Anti-Corruption Legislation have been reported by any employees of the Company or, to the Company’s knowledge, any other Person, in the past six (6) years.

(d) The Company has not been notified nor are they otherwise aware of any governmental investigations relating to Corruption or breaches of Anti-Corruption Legislation that have been instituted against the Company, its Subsidiaries, or any employee of the Company or its Subsidiaries in the past six (6) years.

(e) Neither the Company nor any of its Subsidiaries have made any donation to any political party or any incumbent government in violation of Anti-Corruption Legislation in the past six (6) years.

5.24 Export Control Compliance.

(a) The Company and its Subsidiaries are in all material respects in compliance with all applicable statutory and regulatory requirements relating to import, export and international trade laws, including under the Arms Export Control Act (22 U.S.C. § 2778), the International Traffic in Arms Regulations (22 C.F.R. Part 120 et seq.), the Export Administration Regulations (15 C.F.R. Part 730 et seq.) and associated executive orders, and the economic sanctions laws, regulations and associated executive orders administered by the Office of Foreign Assets Control, the United States Department of the Treasury, the United States Department of Commerce and the United States Department of State (collectively, the “U.S. Trade Control Laws”). The Company has obtained all necessary U.S. government approvals and licenses required to fulfill any pending commitments of the Company. The Company has not been cited or fined for past or present failure to comply with the U.S. Trade Control Laws within the last three (3) years, and to Company’s knowledge, no investigation or proceeding with respect to any alleged non-compliance with U.S. Trade Control Laws by the Company or the Business is pending or threatened. The Company has in place adequate controls to ensure compliance with any applicable laws pertaining to the export and import of goods, services and technology.

(b) The Company and the Subsidiaries are in compliance in all material respects with all applicable U.S. and non U.S. international trade and customs Laws and regulations (“Customs Laws”), including any export or import declaration filing, payment of customs duties, compliance with import quotas, import registration or any other similar requirements related to the exportation or importation of supplies or services by the Company or any Subsidiary. To the knowledge of the Company, there is no prosecutorial charge, proceeding or investigation by any Governmental Body with respect to a violation of any applicable Customs Laws that is now pending or threatened with respect to the Company or any Subsidiary. Neither the Company nor any Subsidiary have made any voluntary disclosure with respect to a possible violation of Customs Laws to any Governmental Body.

5.25 Government Contracts.

(a) The Government Contracts Schedule sets forth a true and complete list of (i) all of the Government Contracts of the Company or any Subsidiary (other than delivery orders and purchase orders) with a value in excess of $50,000 under which (A) the Company or any Subsidiary is performing or (B) since April 1, 2010, has performed and under which final payment has not been received (the Government Contracts required to be set forth pursuant to subclause (i) above, collectively, the “Active Government Contracts”); (ii) all of the Government Contracts of the Company or any Subsidiary (other than delivery orders and purchase orders for less than $25,000) with a value in excess of $50,000 which were in effect subsequent to April 1, 2010, but which are no longer in effect; and (iii) all of the outstanding quotations, bids and proposals of the Company or any Subsidiary (other than those related to delivery orders and purchase orders) for Government Contracts with an expected value in excess of $50,000. Neither the Company nor any of its Subsidiaries are party to any teaming agreements.

(b) The Company and its Subsidiaries have provided to the Purchaser true and complete copies of all of the contracts listed on the Government Contracts Schedule. Except as otherwise specified on the Government Contracts Schedule, neither the Company nor any Subsidiary are, and, to the knowledge of the Company, no other party is, in default or material breach under any Active Government Contract. To the knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would result in a default or material breach under any Active Government Contract. Except as otherwise specified on the Government Contracts Schedule, (i) each Active Government Contract is in full force and effect, and is the valid, binding and enforceable obligation of the Company or a Subsidiary (as applicable) and, to the knowledge of the Company, of the other parties thereto, subject in each case to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally or by general equitable principles regardless of whether such enforceability is considered in a proceeding in equity or at law, and (ii) each of the outstanding quotations, bids and proposals of the Company or any Subsidiary for any such contract was made in the ordinary course of business

(c) To the knowledge of the Company, except as described on the Government Contracts Schedule, all of the Government Contracts of the Company and the Subsidiaries were legally awarded, and such Government Contracts (or, where applicable, the prime Government Contracts under which such Government Contracts were awarded) are not currently the subject of bid or award protest proceedings or a stop work order and, to the knowledge of the Company, are not reasonably likely to become subject to a stop work order.

(d) To the knowledge of the Company, the Company and the Subsidiaries have complied with the pricing and discount disclosure requirements in all of their Government Contracts, including all “Most Favored Customer” and price-reduction clauses.

(e) The Company and the Subsidiaries have complied with all statutory and regulatory requirements, including those related to providing goods manufactured by other firms under small business set-aside contracts, the Federal Acquisition Regulation (“FAR”) and the relevant agency supplements, the Cost Accounting Standards, the Buy American Act and the Trade Agreements Act to the extent applicable to each of the Government Contracts of the Company or any Subsidiary and each of the quotations, bids and proposals of the Company or any Subsidiary for Government Contracts.

(f) The Company and the Subsidiaries have complied in all material respects with all terms and conditions, including all clauses, provisions, specifications and quality assurance, testing and inspection requirements of the Government Contracts of the Company or any Subsidiary, including those provisions related to reporting and payment of the Industrial Funding Fee, at 48 C.F.R 552.238-74, whether incorporated expressly, by reference or by operation of law.

(g) The Company and the Subsidiaries have complied in all material respects with all applicable representations, certifications and disclosure requirements under each of the Government Contracts of the Company or any Subsidiary and each of the quotations, bids and proposals of the Company or any Subsidiary for Government Contracts.

(h) To the knowledge of the Company, in connection with their Active Government Contracts, there are no past performance evaluations or ratings of any nature by the U.S. Government that would reasonably be expected to result in any adverse or negative past performance evaluation or rating by the U.S. Government, in each case, that would reasonably be expected to materially and adversely affect the evaluation of any of the quotations, bids or proposals of the Company or any Subsidiary for a future Government Contract.

(i) With respect to the Active Government Contracts, neither the U.S. Government nor any prime contractor or higher-tier subcontractor under such Government Contract has notified the Company or any Subsidiary of any actual or alleged material violation or breach of any statute, regulation, representation, certification or disclosure obligation and, to the knowledge of the Company, no events, facts or circumstances are reasonably expected to give rise to such a notification.

(j) There are no material outstanding claims or disputes pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary relating to the Government Contracts of the Company or any Subsidiary and involving either the U.S. Government, any prime contractor or any higher-tier subcontractor.

(k) Neither the Company nor any Subsidiary has received any (i) show cause notice, (ii) cure notice or (iii) other material written notice of deficiency, default or termination relating to the Active Government Contracts and, to the knowledge of the Company, no facts or circumstances are reasonably expected to result in such a notice.

(l) Neither the Company nor the Subsidiaries, including any of the officers or “Principals” (as such term is defined at FAR 2.101) of the Company or any Subsidiary, have been or are now suspended, debarred, or proposed for suspension or debarment from contracting with a Governmental Body. To the knowledge of the Company, there is no valid basis for the suspension or debarment of the Company, any Subsidiary or any of their Principals from contracting with a Governmental Body, as set forth in FAR 9.406-2 and FAR 9.407-2.

(m) Except for routine contract administration activities, to the knowledge of the Company, neither the Company nor any Subsidiary has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records relating to the Government Contracts of the Company or such Subsidiary.

(n) Except as set forth on the Government Contracts Schedule none of the Active Government Contracts were awarded on the basis of the Company’s or any Subsidiary’s qualifications under small business set-asides, HUB Zone small business set-asides, veteran-owned small business set-asides, service disabled veteran owned small business set-asides, small disadvantaged business set-asides or any other similar federal, state or local government set-asides, nor did the Company or any Subsidiary certify or represent themselves to a Governmental Body or higher tier contractor as qualifying for such set-asides.

5.26 Inventories. All of the Inventories of the Company reflected in the Latest Balance Sheet or which are purchased or acquired after the date of the Latest Balance Sheet consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business and none of the Inventories is slow-moving, obsolete, damaged or defective, except for obsolete items that have been written off or written down to net realizable value in the Latest Balance Sheet and items for which an appropriate reserve has been reflected on the Latest Balance Sheet. All Inventories have been purchased or acquired by the Company in the ordinary course of business, and are valued according to GAAP, consistently applied, at the lower of cost or market on a first-in, first-out basis.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB

The Purchaser and the Merger Sub represent and warrant to the Stockholders, the Optionholders, the Company and the Representative that:

6.01 Organization and Corporate Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio, with full power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Purchaser in connection with the transactions contemplated by this Agreement (the “Purchaser Documents”) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Merger Sub is a corporation duly organized, validly existing and in active status under the Laws of the State of California, with full corporate power and authority to enter into this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Merger Sub in connection with the transactions contemplated by this Agreement (the “Merger Sub Documents”) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Merger Sub is a wholly-owned direct Subsidiary of the Purchaser.

6.02 Authorization. The execution, delivery and performance of this Agreement and each of the Purchaser Documents or the Merger Sub Documents (as applicable) by the Purchaser and the Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action, and no other corporate proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each of the Purchaser Documents or the Merger Sub Documents (as applicable) will be at or prior to the Closing, duly and validly authorized, executed and delivered by the Purchaser and the Merger Sub (as applicable), and assuming that each of this Agreement, the Purchaser Documents and the Merger Sub Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Purchaser Documents or the Merger Sub Documents (as applicable) when so executed and delivered will constitute, a legal, valid and binding obligation of the Purchaser and the Merger Sub, enforceable against the Purchaser and the Merger Sub in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

6.03 No Violation. Neither the Purchaser nor the Merger Sub is subject to or obligated under its certificate of incorporation or its bylaws (or equivalent governing documents), any applicable Law, or rule or regulation of any Governmental Body, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Purchaser’s or the Merger Sub’s execution, delivery or performance of this Agreement and the Purchaser Documents or the Merger Documents (as applicable).

6.04 Governmental Bodies; Consents. Except for the filing of the Certificate of Merger with the Secretary of State of the State of California, neither the Purchaser nor the Merger Sub is required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by the Purchaser or the Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

6.05 Litigation. There are no actions, suits or proceedings pending or, to the Purchaser’s or Merger Sub’s knowledge, overtly threatened against or affecting the Purchaser or the Merger Sub at law or in equity, or before or by any Governmental Body, which would adversely affect the Purchaser’s or the Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated hereby.

6.06 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser or the Merger Sub.

6.07 Investment Representation. The Purchaser is acquiring the Company Stock for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any securities Laws.

6.08 Financing. The Purchaser and the Merger Sub each have and shall have at Closing sufficient immediately available funds to pay the full Enterprise Value and to make all other payments required by the terms hereof, to pay all related fees and expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby and to otherwise consummate the transactions contemplated hereby.

6.09 Access and Investigation. Each of the Purchaser, the Merger Sub and their respective representatives (a) have had access to and the opportunity to review all of the documents in the Project Shark data room maintained by Ansarada on behalf of the Company, and (b) has been afforded full access to the books and records, facilities and officers, directors, employees and other representatives of the Company and its Subsidiaries for purposes of conducting a due diligence investigation with respect thereto. The Purchaser and the Merger Sub have each conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company, each of its Subsidiaries and any of their respective joint ventures and businesses, and, in making its determination to proceed with the transactions contemplated by this Agreement, the Purchaser, the Merger Sub and each of their respective Non-Recourse Parties have relied solely on the results of such independent investigation and verification and on the representations and warranties of the Company expressly and specifically set forth in Article V (together with any representations and warranties expressly and specifically made by the Stockholders or Optionholders in their respective Letters of Transmittal), as qualified by the Disclosure Schedules.

ARTICLE VII

COVENANTS OF THE COMPANY AND STOCKHOLDERS

7.01 Release. Except with respect to Stockholders’ and Optionholders’ rights arising under this Agreement (including for the payment of consideration) and any other agreements entered into in connection herewith and contemplated hereby and any rights to indemnification or to advancement or reimbursement of expenses to which the current and former directors and officers of the Company or of any of its Subsidiaries may be entitled pursuant to this Agreement or the Company’s or any of its Subsidiaries’ organizational documents, each Stockholder and Optionholder hereby releases and discharges the Purchaser, Company, its Subsidiaries, and each of their respective successors, heirs and assigns from any and all obligations (including indemnification obligations) and claims, known and unknown, that have accrued or may accrue and that relate to acts or omissions prior to the Closing Date, whether such obligations, claims or Losses arise in tort, contract or statute, including obligations, claims or Losses (a) arising under any contract or any other legal requirements and (b) relating to actions or omissions of the directors, officers, owners, partners, equity holders or employees (former or present) of the Company or its Subsidiaries, including those committed while serving in their capacity as managers, officers, members, partners, equity holders or similar capacities of the Company and its Subsidiaries, and including in each case any and all claims which Stockholder or Optionholder does not know or suspect to exist in his favor as of the date of this Agreement. Each Stockholder and Optionholder hereby waives any preemptive rights, rights of first refusal, rights of first offer or other similar rights that Stockholder may have, or ever had, with respect to any interest in the Company and any of its Subsidiaries and waives any right Stockholder or Optionholder may have under the organizational documents of the Company or otherwise to acquire any interest in the Company being transferred pursuant to, or as contemplated by, this Agreement or any transfer that occurred prior to the date of this Agreement. THE RELEASES CONTAINED IN THIS SECTION APPLY TO ALL CLAIMS AND EACH STOCKHOLDER AND OPTIONHOLDER AGREES TO WAIVE THE BENEFITS OF ANY LEGAL REQUIREMENTS (INCLUDING PRINCIPLES OF COMMON LAW) OF ANY STATE OR TERRITORY OR OTHER JURISDICTION OF THE UNITED STATES OR ANY JURISDICTION OUTSIDE THE UNITED STATES, SPECIFICALLY INCLUDING SECTION 1542 OF THE CALIFORNIA CIVIL CODE THAT PROVIDES THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN THE CREDITOR’S FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY THE CREDITOR MUST HAVE MATERIALLY AFFECTED THE CREDITOR’S SETTLEMENT WITH THE DEBTOR. Each Stockholder and Optionholder expressly understands and acknowledges that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and explicitly took that into account in determining the amount of consideration to be paid for the giving of this release, and a portion of said consideration and the mutual covenants contained herein, having been agreed between the parties with the knowledge of the possibility of such unknown claims, were given in exchange for a full satisfaction and discharge of all such claims.

7.02 Intercompany Indebtedness. Prior to the Closing, Company shall cause all Intercompany Indebtedness to be paid in full.

ARTICLE VIII

COVENANTS OF THE PURCHASER

8.01 Access to Books and Records. From and after the Closing, the Purchaser shall, and shall cause the Surviving Corporation and its Subsidiaries to, provide the Stockholders, the Optionholders, the Representative and their respective agents with reasonable access (for the purpose of examining and copying), during normal business hours, and upon reasonable advance notice, to the books and records of the Surviving Corporation and its Subsidiaries with respect to periods or occurrences prior to the Closing Date and reasonable access, during normal business hours, and upon reasonable advance notice, to employees of each of the Purchaser, the Surviving Corporation, and each of their respective Affiliates for purposes of complying with any applicable tax, financial reporting or regulatory requirements or any other reasonable business purpose. From and after the Closing, the Purchaser shall, and shall cause the Surviving

Corporation and its Subsidiaries to, provide the Representative and his respective agents with such access to the books and records of the Surviving Corporation and its Subsidiaries as is reasonably necessary for the Representative to manage and handle the defense, settlement or other disposition of the matters set forth on the Specific Indemnity Schedule as described in Section 11.05(c) hereof. Unless otherwise consented to in writing by the Representative, neither the Purchaser nor the Surviving Corporation shall, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company for any period prior to the Closing Date without first offering to surrender to the Representative such books and records or any portion thereof which the Purchaser, the Surviving Corporation or any of their respective Subsidiaries may intend to destroy, alter or dispose of.

8.02 Director and Officer Liability and Indemnification.

(a) Prior to or simultaneously with the Closing, the Purchaser shall, or shall cause the Surviving Corporation (at the Purchaser’s expense) to purchase from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance a prepaid insurance policy (i.e., “tail coverage”) which provides “side A, B and C directors and officers” insurance coverage for each of the individuals who were officers, directors or similar functionaries of the Company or any of its Subsidiaries at or prior to the Effective Time with a directors and officers policy limit on terms no less favorable terms (including in with respect to coverage amounts and scope) as the policy or policies maintained by the Company or any of its Subsidiaries immediately prior to the Closing for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement (such policies, the “D&O Tail Policies”).

(b) For a period of six (6) years after the Closing, the Purchaser shall not, and shall not permit the Surviving Corporation or any of its Subsidiaries to, amend, repeal or otherwise modify any provision in the Surviving Corporation’s or any of its Subsidiaries’ certificate or articles of incorporation or bylaws (or equivalent governing documents) relating to the exculpation or indemnification of any officers, directors or similar functionaries (unless to provide for greater exculpation or indemnification or unless required by Law), it being the intent of the parties hereto that the current and former officers, directors and similar functionaries of the Company and its Subsidiaries shall continue to be entitled to such exculpation and indemnification (including with respect to advancement of expenses) to the full extent of the Law. The Purchaser agrees and acknowledges that this Section 8.02 shall be binding on the Purchaser’s successors and assigns.

(c) If the Surviving Corporation, its Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation and its Subsidiaries shall assume all of the obligations set forth in this Section 8.02.

(d) Notwithstanding anything in this Agreement to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing Date) is made against any individual who was an officer, director or similar functionary of the Company or its Subsidiaries at or prior to the Effective Time or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 8.02 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e) The obligations under this Section 8.02 shall not be terminated or modified in such a manner as to affect adversely any indemnitee or exculpee to whom this Section 8.02 applies without the consent of such affected indemnitee or exculpee. The provisions of this Section 8.02 are intended for the benefit of, and will be enforceable by (as express third-party beneficiaries), each current and former officer, director or similar functionary of the Company and its Subsidiaries and his or her heirs and representatives, successors and assigns and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

8.03 Payments to Optionholders and Other Individuals. In order to ensure compliance with applicable Tax withholding requirements, any payments made hereunder to any Optionholder (including, for the avoidance of doubt, disbursements of any portion of the Merger Consideration), shall be made through the payroll processing system of the Surviving Corporation or any of its Subsidiaries. To ensure compliance with Treasury Regulation §1.409A-3(i)(5)(iv), the Optionholders shall not be entitled to receive any payment, and no payment shall be made to the Optionholders, in connection with the transaction contemplated hereby later than the date which is five (5) years after the Closing Date (it being understood that the Stockholders may receive payments after the date which is five (5) years after the Closing Date, including, for the avoidance of doubt, amounts that, if paid prior to the date which is five (5) years after the Closing Date, would have been paid to the Optionholders).

ARTICLE IX

TERMINATION

9.01 Termination. This Agreement may be terminated at any time prior to the Effective Time by the Purchaser and the Merger Sub if the Stockholder Approval has not occurred within twenty-four (24) hours from the time of the execution of this Agreement.

9.02 Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no further force and effect (other than this Section 9.02, Article I, Section 13.02, Section 13.12, Section 13.13 and Section 13.16, which shall survive the termination of this Agreement) without any liability or obligation on the part of any party hereto, (a) other than liabilities and obligations under the Confidentiality Agreement and (b) except that no such termination shall relieve any party hereto of any liability for damages resulting from any willful breach by such party of this Agreement.

9.03 Termination Expenses. In the event that this Agreement is terminated pursuant to Section 9.01, the Company shall cause to be paid to Purchaser, in cash, by wire transfer of immediately available funds to an account designated by Purchaser, within one (1) Business Day thereafter, up to an aggregate amount of $500,000 of all reasonable and documented out of pocket expenses of Purchaser incurred on or after February 23, 2015, including reasonable and documented fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants and other service providers, incurred by Purchaser and its Affiliates or on their respective behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

ARTICLE X

ADDITIONAL AGREEMENTS AND COVENANTS

10.01 Acknowledgment by the Purchaser.

The representations and warranties of the Company expressly and specifically set forth in Article V (together with any representations and warranties expressly and specifically made by the Stockholders and Optionholders in their respective Letters of Transmittal and Option Cancellation Agreements), as qualified by the Disclosure Schedules, constitute the sole and exclusive representations, warranties, and statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) of any of the Company, the Stockholders and Optionholders, the Representative or any of their respective Non-Recourse Parties as to any matter concerning the Company, any of its Subsidiaries or any of their respective joint ventures or businesses or in connection with this Agreement or the transactions contemplated by this Agreement, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) the Purchaser or the Merger Sub or any of their respective Non-Recourse Parties in connection with this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other material made available to the Purchaser, the Merger Sub or any of their respective Non-Recourse Parties in certain “data rooms” or presentations including “management presentations”) and all other purported representations and warranties or statements (including by omission) are hereby disclaimed by the Company, the Stockholders and Optionholders, the Representative and each of their respective Non-Recourse Parties and none of the Purchaser or the Merger Sub or any of their respective Non-Recourse Parties shall have any claim with respect to their purported use of, or reliance on, any such representations, warranties or statements (including by omission). The Purchaser and the Merger Sub are otherwise acquiring the Company, its Subsidiaries, its joint ventures and their respective businesses on an “AS IS, WHERE IS” basis.

10.02 Further Assurances. From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

10.03 Employees and Employee Benefits.

(a) Salary and Wages. The Purchaser will cause the Company to continue the employment effective immediately after the Closing Date of all employees of the Company and its Subsidiaries, including each such employee on medical, disability, family or other leave of absence as of the Closing Date. All such employees of the Company and its Subsidiaries who are employed by the Company and its Subsidiaries immediately following the Closing Date are referred to as “Retained Employees”. The Purchaser will cause the Company to provide each such Retained Employee who remains employed with at least the same base wages, annual base salary and annual rate of cash bonus potential (determined as a percentage of annual base salary) (but excluding any equity plan program or arrangement) provided to each such employee on the Closing Date for a period of at least one (1) year following the Closing Date; provided, however, that nothing in this Section 10.03(a) shall obligate the Purchaser or the Company or any of its Subsidiaries to continue the employment of any such Retained Employee for any specific period.

(b) Employee Benefits. As of the Closing Date and for a period of at least one (1) year thereafter, the Purchaser shall provide, or shall cause the Company to provide, each Retained Employee with benefits (other than any equity based compensation) that are substantially similar in the aggregate to the benefits provided to such Retained Employee immediately prior to the Closing Date.

(c) Employee Service Credit. The Purchaser (i) shall give, or cause the Company to give, each Retained Employee credit under any benefit plan or personnel policies that cover the Retained Employee after the Closing Date, including any vacation, sick leave and severance policies, for purposes of eligibility, vesting and entitlement to vacation, sick leave and severance benefits for the Retained Employee’s service with the Company and its Affiliates prior to the Closing Date, to the same extent recognized by the Company or its Subsidiaries or any predecessor thereof as of the Closing Date, (ii) shall allow such Retained Employees to participate in each plan providing welfare benefits (including medical, life insurance, long-term disability insurance and long-term care insurance) without regard to preexisting-condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on the Retained Employee by the corresponding Plans immediately prior to the Closing Date, and (iii) if any Welfare Plan is terminated prior to the end of the plan year that includes the Closing Date, the Purchaser shall credit the Retained Employee with any expenses that were covered by such Welfare Plan(s) for purposes of determining deductibles, co-pays and other applicable limits under any similar replacement plans.

(d) Vacation Pay and Personal Holidays. The Purchaser shall cause the Company to continue to credit to each Retained Employee all vacation and personal holiday pay that the Retained Employee is entitled to use but has not used as of the Closing Date (including any earned vacation or personal holiday pay to be used in future years), and shall assume all liability for the payment of such amounts.

(e) No Third-Party Beneficiaries. The provisions of this Section 10.03 are solely for the benefit of the parties to this Agreement, and no current or former employee, officer, director or consultant, or any other individual associated therewith, shall be regarded for any purpose as a third-party beneficiary of this Section 10.03. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Plan or any other “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by the Company, the Purchaser, the Surviving Company or any of their respective Affiliates; (ii) alter or limit the ability of the Purchaser, the Surviving Company or any of their respective Subsidiaries to amend, modify or terminate any Plan or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with the Purchaser, the Surviving Corporation or any of their respective Subsidiaries, or constitute or create an employment agreement with any employee.

ARTICLE XI

INDEMNIFICATION

11.01 Indemnification of the Purchaser Indemnified Parties. From and after the Closing, the Purchaser and each of its Affiliates, officers, directors, employees or agents (collectively, the “Purchaser Indemnified Parties”) shall be indemnified by the Stockholders and the Optionholders (subject to, and in accordance with, the provisions of this Article XI and the Escrow Agreement) against, and held harmless from, any and all loss, liability, damage or expense (including reasonable legal fees) (“Losses”) suffered or incurred by any of the Purchaser Indemnified Parties to the extent arising from (i) any breach of, or any misrepresentation with respect to, any of the representations and warranties expressly and specifically set forth in Article V; (ii) any Indebtedness or Transaction Expenses not fully paid on the Closing Date, or not taken as a reduction to the Allocable Amount at the Closing or as part of the Purchase Price Adjustments; (iii) any of the matters set forth on the Specific Indemnity Schedule and the Losses related thereto that are actually incurred prior to October 14, 2016, it being agreed that this Section 11.01(iii) shall not cover potential Losses from matters that are pending or otherwise have not been resolved prior to October 14, 2016; or (iv) any breach of any covenant contained in Article VI or Section 12.05(b). Notwithstanding the foregoing, except in the case of Fraud, the Purchaser’s right to assert claims against the Indemnification Escrow Funds pursuant to this Section 11.01 shall be subject to the following limitations:

(a) the Purchaser Indemnified Parties shall not be entitled to recover under this Section 11.01 for an individual claim or group of related claims with respect to any Losses unless and until the amount of Losses that otherwise would be payable pursuant to this Section 11.01 with respect to such claim or group of related claims exceeds ten thousand dollars ($10,000) (the “Per Claim Threshold”), and then the Purchaser Indemnified Parties shall be entitled to recover only for the excess over the Per Claim Threshold, it being understood that any such individual claims or group of related claims for amounts less than the Per Claim Threshold shall be ignored in determining whether the Deductible has been exceeded; provided, however, such Per Claim Threshold shall not apply to any rights to indemnification relating to claims made pursuant to Section 11.01(ii), Section 11.01(iii) or Section 11.01(iv);

(b) the Purchaser Indemnified Parties shall not be entitled to recover under this Section 11.01 until the total amount which the Purchaser Indemnified Parties would otherwise recover under this Section 11.01 (but for this Section 11.01(b)) exceeds on a cumulative basis an amount equal to Five Hundred Fifty Thousand dollars ($550,000) (the “Deductible”), and then only to the extent of any such excess, it being understood that any individual claims or group of related claims for amounts less than the Per Claim Threshold shall be ignored in determining whether the Deductible has been exceeded; provided, however, such Deductible shall not apply to any rights to indemnification relating to the Company Fundamental Representations or claims made pursuant to Section 11.01(ii), Section 11.01(iii), or Section 11.01(iv)

(c) the Purchaser Indemnified Parties shall not be entitled to recover under this Section 11.01 an aggregate amount in excess to the Indemnification Escrow Amount (the “Cap”); provided, however, the Cap shall not apply to any rights to indemnification relating to breaches of the Company Fundamental Representations or claims made pursuant to Section 11.01(ii), Section 11.01(iii) or Section 11.01(iv); provided, further, that the Purchaser Indemnified Parties shall not be entitled to recover under this Section 11.01 an aggregate amount in excess to the Specific Indemnity Escrow Amount for claims made pursuant to Section 11.01(iii); provided, further, that the Purchaser Indemnified Parties shall not be entitled to recover under this Section 11.01 an aggregate amount in excess to the Merger Consideration with respect to breaches of the Company Fundamental Representations;

(d) the Purchaser Indemnified Parties shall only be entitled to recover under this Section 11.01 and this Agreement for any Losses for Taxes, including any breach of any representations and warranties regarding Losses for Taxes with respect to taxable periods, or portions thereof, that end on or before the Closing Date and shall not be entitled to recover for Losses for Taxes (i) to the extent such Losses are related to the manner in which the Purchaser finances the transactions contemplated by this Agreement, (ii) for Losses relating to transactions occurring on the Closing Date after the Closing, or (iii) for Losses relating to any election under Section 336 or Section 338 of the Code, except if such Losses are a result of a breach of the representations contained in Section 5.08(g);

(e) the Purchaser Indemnified Parties shall not be entitled to recover or make a claim under this Section 11.01 for any Loss (and no such Loss shall be aggregated for purposes of Section 11.01(a) or Section 11.01(b)) to the extent such Loss is included in the calculation of the final Allocable Amount or was included in the Closing Statement;

(f) the Purchaser Indemnified Parties shall not be entitled to recover under this Section 11.01 with respect to any Loss (and no such Loss shall be aggregated for purposes of Section 11.01(a) or Section 11.01(b)) for which it actually receives insurance proceeds;

(g) except to the extent actually paid to an unrelated third-party as a result of a final, non-appealable determination in respect to a Third-Party Claim, the Purchaser Indemnified Parties shall not be entitled to recover under this Section 11.01 with respect to any Loss (and no such Loss shall be aggregated for purposes of Section 11.01(a) or Section 11.01(b)) with respect to any Loss for any amounts in respect of punitive, special or exemplary damages; and

(h) except to the extent actually paid to an unrelated third-party as a result of a final, non-appealable determination in respect to a Third-Party Claim, the Purchaser Indemnified Parties shall not be entitled to recover or make a claim under this Section 11.01 with respect to any Loss (and no such Loss shall be aggregated for purposes of Section 11.01(a) or Section 11.01(b)), regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, with respect to any Loss for any amounts in respect of loss of future revenue, income or profits, and, in particular, no “multiple of profits”, “multiple of earnings” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses.

11.02 Exclusive Remedy. Except in the case of Fraud or in the case of an action for specific performance, injunctive relief or other equitable relief, from and after the Closing, the Purchaser Indemnified Parties’ sole and exclusive remedy against the Representative, the Stockholders, the Optionholders and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be pursuant to the provisions of this Article XI, the provisions of the Escrow Agreement, and the terms and conditions of each Stockholders’ and Optionholders’ Letters of Transmittal and Option Cancellation Agreements, respectively. In furtherance of the foregoing, except in the case of Fraud or in the case of an action for specific performance, injunctive relief or other equitable relief, and except as provided in this Article XI, Section 12.05(b), or Section 12.05(e), the provisions of the Escrow Agreement, and the terms and conditions of each Stockholders’ and Optionholders’ Letters of Transmittal and Option Cancellation Agreements, respectively, from and after the Closing, the Purchaser and the Merger Sub each hereby waives and releases to the fullest extent permitted under applicable Laws, each Stockholder, each Optionholder, the Representative and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, from and against any and all other rights, claims and causes of action it may have against each Stockholder, each Optionholder, the Representative or any of their respective Non-Recourse Parties; provided, that, such waiver and release shall not extend to any claims by Purchaser or the Company that relate to any Stockholders’ or Optionholders’ future employment with the Company, including claims arising under any Employment Agreement, Non-Competition Agreement, Confidentiality Agreement, or Consulting Agreement. Except for the Purchaser pursuant to Section 3.02(e), no Person (including the Stockholders, the Representative, the Optionholders and their respective Non-Recourse Parties) shall have any obligation to fund the Indemnification Escrow Account. The provisions in this Agreement relating to indemnification, and the limits imposed on the Purchaser Indemnified Parties’ remedies with respect to this Agreement and the transactions contemplated hereby (including Section 11.01 and this Section 11.02) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Stockholders and Optionholders hereunder. No Purchaser Indemnified Party may avoid the limitations on liability set forth in this Article XI by seeking damages for breach of contract, tort or pursuant to any other theory of liability. Nothing in this Section 11.02 shall limit the rights of the Stockholders, the Optionholders or the Representative to seek specific performance of the other parties’ obligations hereunder in accordance with Section 13.17.

11.03 Indemnification of the Seller Indemnified Parties. From and after the Closing, the Stockholders, the Optionholders, the Representative and each of their respective Affiliates, officers, directors, employees or agents (collectively, the “Seller Indemnified Parties”) shall be indemnified (subject to, and in accordance with, the provisions of this Article XI) against, and held harmless from, any and all Losses suffered or incurred by any such Seller Indemnified Party to the extent arising from: (a) any breach of, or any misrepresentation with respect to, any representation or warranty made by the Purchaser or the Merger Sub in this Agreement, and (b) any nonfulfillment or breach of any covenant of the Purchaser, the Merger Sub or the Surviving Corporation contained in this Agreement or in any document delivered hereunder requiring performance after the Closing Date.

11.04 Termination of Indemnification. The obligations to indemnify and hold harmless a party in respect of a breach of representation or warranty or covenant shall terminate when the applicable representation or warranty or covenant terminates pursuant to Section 11.07; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which an Indemnified Party shall have, prior to the expiration of the applicable period, previously made a claim by delivering a written notice (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification, the amount thereof (if known and quantifiable) and the provisions of this Agreement upon which such claim for indemnification is made) to the Indemnifying Party. In order to determine the validity or the amount of any applicable claim for indemnification hereunder, the Purchaser shall, and shall cause the Surviving Corporation and its Subsidiaries to, provide to the Representative and its representatives reasonable access, upon the reasonable request of the Representative, to (a) all books, records and other documents (including work papers, memoranda, financial statements, Tax Returns, Tax schedules and work papers, Tax rulings, and other determinations) relating to or containing information relevant to such claim, and (b) the Purchaser’s and the Surviving Corporation’s and its Subsidiaries’ employees, accountants and other professional advisors (including making the Surviving Corporation’s chief financial officer, accountants and attorneys available to respond to reasonable written or oral inquiries of the Representative and its representatives). Notwithstanding anything herein (including Section 11.04) or in the Escrow Agreement to the contrary, the obligation to indemnify pursuant to Section 11.01(iii) shall terminate on October 14, 2016 regardless if any claims are still pending or the matters set forth on the Specific Indemnity Schedule remain pending and have not been settled or otherwise resolved; provided, however, if a settlement of any of the matters set forth on the Specific Indemnity Schedule is approved by Purchaser and the Representative pursuant to the terms hereof and has been agreed to in writing by all parties thereto on or prior to October 14, 2016, but payments owed under such agreements remain unpaid, then such payment amounts will be retained in the Specific Indemnity Escrow Account for payment after such date.

11.05 Procedures Relating to Indemnification.

(a) In order for a Person (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of a claim or demand made by any non-Affiliated Person against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing, and in reasonable detail (including a description of the claim, the amount thereof (if known and quantifiable) and the basis thereof and the provisions of this Agreement upon which such claim for indemnification is made), of the Third-Party Claim as promptly as reasonably possible after receipt, but in no event later than five (5) Business Days after receipt, by such Indemnified Party of notice of the Third-Party Claim; provided, that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.

(b) If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to, at such Indemnifying Party’s expense, participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, however, except as set forth in Section 11.05(c), that the Indemnifying Party may not assume and conduct the defense of such Third-Party Claim if a material part of such Third-Party Claim seeks equitable relief (other than equitable claims that are ancillary to a claim for monetary damages). Notwithstanding the foregoing, the Representative shall continue to be entitled to assert any limitation on any claims made by any Purchaser Indemnified Party contained in Sections 11.01 and 11.02. Should an Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, except with respect to the matters set forth on the Specific Indemnity Schedule, that the Indemnifying Party shall be liable for such legal expenses if the Indemnifying Party determines in good faith that the incurrence of the same is appropriate in light of defenses not available to the Indemnifying Party, conflicts of interest or claims involving criminal charges. If the Indemnifying Party assumes such defense, except with respect to the matters set forth on the Specific Indemnity Schedule, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If the Indemnifying Party chooses to defend any Third-Party Claim (including for the matters set forth on the Specific Indemnity Schedule), all the parties hereto shall cooperate in the defense or prosecution of such Third-Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third-Party Claim, and making employees and other representatives and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party shall control the defense of any Third-Party Claim then the Indemnifying Party shall be entitled to settle such Third-Party Claim; provided, that, except with respect to the matters set forth on the Specific Indemnity Schedule the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim, without prejudice or such Indemnified Party shall have to pay a portion of the settlement. Whether or not the Representative shall have assumed the defense of a Third-Party Claim, no Purchaser Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim for which any sums are recoverable from the Indemnification Escrow Funds pursuant to Section 11.01 without the prior written consent of the Representative.

(c) Settlement of the matters set forth on the Specific Indemnity Schedule shall be conducted as described in the Specific Indemnity Schedule.

11.06 Net Losses. The amount of any and all Losses under this Article XI shall be determined net of (a) any Tax Benefits actually realized by any party seeking indemnification hereunder arising from any such Losses, and (b) any amounts actually recovered by the Indemnified Party under insurance policies, indemnities or other reimbursement arrangements with respect to such Losses, including for the avoidance of doubt under the R&W Insurance Policy. If the Indemnified Party receives a Tax Benefit after an indemnification payment is made to it that was not taken into account at the time the indemnification payment was made, the Indemnified Party shall within ten (10) days of receipt of such Tax Benefit pay over to the Representative or to the Escrow Agent at the Representative’s direction (on behalf of the Stockholders and Optionholders) the amount of such Tax Benefit at such time or times as, and to the extent that, such Tax Benefit is realized by the Indemnified Party. The Indemnified Party shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that an insurance, indemnification or other recovery is actually received by any Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery, less the costs of premiums associated with the applicable insurance, shall be promptly made to the applicable Indemnifying Person. Each party hereto waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses. Any indemnity payment under this Agreement shall be treated as an adjustment to the Merger Consideration for Tax purposes. In determining the amount of any Losses due to a breach of any representation or warranty of the Company set forth in this Agreement (or the Schedules hereto) other than with respect to the Company Fundamental Representations and Sections 5.05 and 5.06 (and the Schedules thereto), the terms “material,” “Material Adverse Change” and words of similar import shall be disregarded and given no effect.

11.07 Survival. The representations and warranties herein shall survive the Closing solely for purposes of Section 11.01 and Section 11.03 and shall terminate on the close of business on the date that is twelve (12) months after the Closing Date and no claims may be brought with respect to such representations and warranties thereafter; provided, however, that the Company Fundamental Representations shall survive until the date that is twelve (12) years after the Closing Date. All covenants contained in this Agreement which are to be performed prior to the Closing shall terminate on the Closing Date. The covenants contained in this Agreement which are to be performed at or after the Closing by the Stockholders shall terminate once such covenants are fully performed. No claim for indemnification hereunder for breach of any representations, warranties, covenants, agreements and other provisions may be made after the expiration of the applicable survival period set forth in this Section 11.07.

11.08 Manner of Payment. Subject to, and in accordance with, the provisions of this Article XI and the Escrow Agreement:

(a) Any indemnification of the Seller Indemnified Parties pursuant to this Article XI shall be delivered by the Purchaser to the Representative or the Escrow Agent at the Representative’s direction (on behalf of the Stockholders and Optionholders) by wire transfer of immediately available funds to an account designated by the Representative within five (5) days after the determination thereof.

(b) Except as provided in Section 11.08(c), any indemnification of the Purchaser Indemnified Parties pursuant to this Article XI shall be delivered to the Purchaser from the Indemnification Escrow Funds in accordance with the terms of the Escrow Agreement by wire transfer of immediately available funds to an account designated by the Purchaser within fifteen (15) days after the determination thereof.

(c) Any indemnification of the Purchaser Indemnified Parties for claims made pursuant to Section 11.01(iii), shall be delivered to the Purchaser from the Specific Indemnity Escrow Funds in accordance with the terms of the Escrow Agreement by wire transfer of immediately available funds to an account designated by the Purchaser within fifteen (15) days after the determination thereof.

ARTICLE XII

TAX MATTERS

12.01 Preparation and Filing of Tax Returns; Payment of Taxes.

(a) At the cost of the Stockholders and Optionholders, the Company shall prepare and timely file all Pre-Closing Flow-Through Tax Returns of the Company or any Subsidiary; provided that the Company shall hire Buchanan & Reed, Inc. to prepare such Tax Returns. The Transaction Tax Deductions shall be included on the Pre-Closing Flow-Through Tax Returns. The Purchaser shall prepare and file, or caused to be prepared and filed, all Tax Returns other than Pre-Closing Flow-Through Tax Returns filed or required to be filed after the Closing by the Company or any of its Subsidiaries relating to Pre-Closing Tax Periods. Any such Tax Return prepared and filed after the Closing Date for a Pre-Closing Tax Period, including a Pre-Closing Flow-Through Tax Return, shall be prepared on a basis consistent with the last previous similar Tax Return. The Purchaser shall allow the Representative to review, comment upon and consent to any Tax Return with respect to a Pre-Closing Tax Period, including a Pre-Closing Flow-Through Tax Return, and shall provide a draft of any such Tax Return that shows a material amount for which the Stockholders or the Optionholders could be liable under this Agreement or that is a Pre-Closing Flow-Through Tax Return for the Representative’s review as soon as is reasonably practicable, but in no event less than thirty (30) days, prior to the due date for the filing of such Tax Return.

(b) With respect to any Pre-Closing Tax Period, the Purchaser shall not (i) make any elections, (ii) file (or cause or permit any other Person to file) any amended Tax Return, (iii) extend any statute of limitations, or (iv) voluntarily approach any taxing authority with respect to Taxes relating to any Pre-Closing Tax Period. With respect to any Pre-Closing Tax Period, upon the Representative’s request and at its expense, the Purchaser shall, or shall cause any other Person, to initiate a claim for refund or amend any Tax Return.

12.02 Refunds and Tax Benefits. Any Tax refunds that are received by the Purchaser or the Company and its Subsidiaries, and any amounts credited against Taxes to which the

Purchaser or the Company and its Subsidiaries become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Stockholders and the Optionholders, and the Purchaser shall pay over to the Representative for the benefit of the Stockholders and the Optionholders any such refund or the amount of any such credit (net of any Taxes of the Purchaser, the Company, or any of its Subsidiaries attributable to such refund or credit and net of any applicable payroll withholding) within fifteen (15) days after receipt or entitlement thereto.

12.03 Allocation of Certain Taxes. If the Company or the Surviving Corporation is permitted, but not required, under applicable foreign, state or local income Tax Laws to treat the Closing Date as the last day of a taxable period, such day shall be treated as the last day of a taxable period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, or payroll of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Target or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

12.04 Transfer Taxes. At the Closing or, if due thereafter, promptly when due, all gross receipts, transfer Taxes, gains Taxes, real property transfer Taxes, sales Taxes, use Taxes, excise Taxes, stamp Taxes, conveyance Taxes and any other similar Taxes applicable to, arising out of or imposed upon the transactions contemplated hereunder shall be paid fifty percent (50%) by the Purchaser and fifty percent (50%) by the Stockholders. The Purchaser shall prepare any Tax Returns with respect to such Taxes, and the Representative shall cooperate with the Purchaser in the preparation of such Tax Returns.

12.05 Cooperation on Tax Matters.

(a) The Purchaser, on the one hand, and the Representative (on behalf of the Stockholders and Optionholders), on the other hand, and their respective Affiliates shall cooperate in (i) the preparation of all Tax Returns for any Tax periods and (ii) the conduct of any Tax Proceeding, for which one (1) party could reasonably require the assistance of the other party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns of the Company or its Subsidiaries or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party’s possession requested by the other party as is relevant to the preparation of the Tax Returns of the Company or its Subsidiaries or the conduct of the Tax Proceeding. Such cooperation and information also shall include making employees and representatives available for discussion of such Tax matters and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Body which relate to the Surviving Corporation, the Company or any Subsidiary, and providing copies of all relevant Tax Returns of the Company or its Subsidiaries, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Governmental Body and records concerning the ownership and tax basis of property, which the requested party may possess. The Purchaser and the Representative further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Tax authority or any other Person to take any other action as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any party (including with respect to the transactions contemplated by this Agreement).

(b) At its election, the Representative shall control any Tax Proceeding for which the Purchaser, the Company, the Surviving Corporation or any of the Subsidiaries may be indemnified pursuant to Section 11.01 or this Agreement or that is with respect to a period with respect to which a Pre-Closing Flow-Through Tax Return was or should have been filed. The Purchaser shall control all other Tax Proceedings with respect to the Surviving Corporation, the Company or any Subsidiary. Other than with respect to any Tax Proceeding relating to a period with respect to which a Pre-Closing Flow-Through Tax Return was or should have been filed, which, for the avoidance of doubt, shall be in the Representative’s sole control, the Representative shall consult with the Purchaser regarding any Tax Proceeding with respect to the Surviving Corporation, the Company or any Subsidiary, provide the Purchaser with information and documents related thereto, permit the Purchaser or its representative to attend any such Tax Proceeding, and not settle any such issue without the consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed). In the event that the Representative does not elect to control a Tax Proceeding for which the Purchaser could assert a claim pursuant to Section 11.01 or this Agreement, the Purchaser shall consult with the Representative regarding any Tax Proceeding with respect to the Surviving Corporation, the Company or any Subsidiary that includes any item the adjustment of which would cause any Stockholder or Optionholder to become obligated to make any payment pursuant to Section 11.01 or this Agreement, provide the Representative with information and documents related thereto, permit the Representative or its representative to attend any such Tax Proceeding, and not settle any such issue without the consent of the Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) If the Purchaser elects to file an election under Section 338(h)(10) of the Code with respect to the Merger, the Stockholders covenant and agree to join with the Purchaser as necessary to make an election pursuant to Section 338(h)(10) of the Code (and any comparable election under state, local or foreign law) (the “Section 338(h)(10) Election”), to execute any and all documents, take all actions, and file such forms (including IRS Form 8023) as necessary to effectuate the Section 338(h)(10) Election. The Purchaser shall prepare and deliver to the Stockholders a draft of an allocation of the Merger Consideration among the assets of the Company and its Subsidiaries in accordance with Sections 1060 and 338 of the Code for the Stockholders’ review and consent. The Purchaser and the Stockholders shall negotiate in good faith to resolve any disputed items. If the Purchaser and the Stockholders are not able to resolve any such disputed items, then the Purchaser and the Stockholders shall submit the disputed items to the Valuation Firm for its determination in accordance with the procedures set forth in Section 3.03 hereof and the costs and expenses of the Valuation Firm shall be borne solely by the Stockholders, unless the Valuation Firm concludes that Purchaser’s allocation was not in accordance with Sections 1060 and 338 of the Code, in which case Purchaser shall bear the costs and expenses of the Valuation Firm. (i) The Purchaser shall prepare and deliver to the Stockholders, if and when applicable, revised copies of the agreed allocation to reflect any matters in the allocation that need updating and (ii) for Tax purposes, the Purchaser, the Stockholders and their respective Affiliates shall report such allocation in a manner consistent with this Section 12.05(b) (including, without limitation, on IRS Form 8883 or IRS Form 8594) and shall take no position contrary thereto or inconsistent with such allocation for any Tax purpose, including in any audit, examination or other proceeding relating to Taxes.

(d) If the Purchaser elects to file an election under Section 338(h)(10) of the Code, the Purchaser shall pay each individual Stockholder the amount of additional consideration necessary to cause such Stockholder’s after-Tax net proceeds from the Merger with the Section 338(h)(10) Election (including any amounts paid under this Section 12.05(c)) to be equal to the after-Tax net proceeds that such Stockholder would have received had the Section 338(h)(10) Election not been made, taking into account all appropriate state, federal and local Tax implications (all such payments together, the “Tax Adjustment”). To facilitate such election, at the Closing, Representative shall deliver to a designated escrow agent the Internal Revenue Service Form 8023 or successor form and any similar forms under applicable Law (each a “Form 8023”) which Forms 8023 shall have been duly executed by each Stockholder. Any Forms 8023 held by the escrow agent shall be released by such escrow agent to the Purchaser at the time that the amount of the Tax Adjustment made under this Section 12.05(d) is paid to the relevant Stockholders The Purchaser shall calculate the Tax Adjustment, subject to the Representative’s review and consent. The calculation of the Tax Adjustment shall be based on each of the Stockholders being a resident of the State of California, and being subject to the highest applicable marginal California tax rate and the highest applicable marginal federal tax rate.

(e) If any Tax authority determines or proposes to determine that the Company did not have a valid election in effect under Section 1362(a) of the Code to be treated as an S corporation as of the Closing Date (without regard to the transfer of Shares under this Agreement), the Representative, on behalf of the Stockholders, shall cooperate with the Purchaser, and use commercially reasonable efforts, to obtain from the IRS a waiver of the termination and reinstatement of such S corporation status through the Closing Date pursuant to Section 1362(f) (or any similar relief available with respect to state and local income taxation). In the event of such a challenge to the S status of the Company, the Representative, on behalf of the Stockholders, shall promptly take all steps pursuant to Section 1362(f)(3) of the Code, and shall make such adjustments as may be required by the IRS pursuant to Section 1362(f)(4) as a condition of obtaining such waiver and reinstatement of S corporation status through the Closing Date (and any similar adjustments required under analogous state and local tax provisions). The Stockholders shall bear the entire expense of procuring the waiver and reinstatement of the S status of the Company described above, including the legal, accounting and Tax costs of taking such steps and of making such adjustments as may be required.

12.06 Post-Closing Transactions Not in the Ordinary Course. The Purchaser agrees to report all transactions not in the ordinary course of business occurring on the Closing Date after the Purchaser’s purchase of the Company Stock as occurring on the day following the Closing Date to the extent permitted by Law.

12.07 No Intermediary Transaction Tax Shelter. The Purchaser shall not take any action or cause any action to be taken with respect to the Company or the Surviving Corporation subsequent to the Closing that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notice 2001-16, 2001 1 C.B. 730, and Internal Revenue Service Notice 2008-20 I.R.B. 2008 6 (January 17, 2008), and Internal Revenue Service Notice 2008-111 I.R.B. 1299 (December 1, 2008).

12.08 Valuation Firm. Any dispute as to any matter covered by this Article XII shall be resolved by the Valuation Firm, and the past practices of the Company shall be the Valuation Firm’s standard for resolution of any such dispute wherever applicable. The fees and expenses of the Valuation Firm in respect of resolution of any such dispute shall be borne equally by the Representative (on behalf of the Stockholders and Optionholders), on the one hand, and the Surviving Corporation, on the other hand.

ARTICLE XIII

MISCELLANEOUS

13.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or, prior to the Closing, any other announcement or communication (other than by the Company, any of its Subsidiaries or any of their respective officers, employees and agents in the ordinary course of business) to the employees, customers, suppliers or other business relations of the Company or any of its Subsidiaries, shall be issued or made without the joint approval of the Purchaser and the Representative, unless required by Law (in the reasonable opinion of counsel) in which case the Purchaser and the Representative shall have the right to review and comment on such press release or announcement prior to publication; provided, that the Representative shall be entitled to communicate with its and its Affiliates’ investors relating to this Agreement and the transactions contemplated herein. The Purchaser shall be permitted to file or provide this Agreement to the SEC as may be required under applicable law.

13.02 Expenses. Whether or not the Closing takes place, except as otherwise provided herein, all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses, and travel, lodging, entertainment and associated expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby (a) by the Company, the Stockholders or the Optionholders shall be paid by the Stockholders and Optionholders or, prior to the Closing, by the Company, or (b) by the Purchaser or the Merger Sub shall be paid by the Purchaser; provided, that if the Closing occurs, the Surviving Corporation shall pay such fees, costs and expenses of the Purchaser and the Merger Sub (it being acknowledged that such fees, costs and expenses shall not be considered Transaction Expenses hereunder and will not be included as a payable in the calculation of Working Capital hereunder). Without limiting the generality of the foregoing, the Purchaser shall pay any and all expenses relating to surveys, title insurance and environmental due diligence, including any “Phase I” environmental review;

provided, that no “Phase II” environmental review will be conducted prior to the Closing without the prior written consent of the Company and, to the extent such consent is given, any and all expenses relating to such “Phase II” environmental review shall be paid by the Purchaser.

13.03 Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below or transmitted by electronic mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties hereto at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

Notices to the Purchaser, the Merger Sub or,

following the Closing, the Surviving Corporation:

Sparton Corporation

425 N. Martingale Road, Suite 2050

Schaumburg, Illinois 60173

Attention: Senior Vice President – Corporate Development

Email: mosborne@sparton.com

  with a copy to:

Bodman PLC

Suite 400

201 South Division Street

Ann Arbor, Michigan 48104

Attention: Carrie Leahy

Email: cleahy@bodmanlaw.com

Notices to the Representative:

Joseph F. O’Neil
6420 Montego Court
San Jose, California 95120
Email:	joeojoeo2@gmail.com and
joeo@hunter-technology.com

  with a copy to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention:	Jeremy S. Liss, P.C.
Facsimile:	(312) 862-2200
Email:	jeremy.liss@kirkland.com

Notices to the Company:

Hunter Technology Corporation

1940 Milmont Drive

Milpitas, California 95035

Attention:	Joseph F. O’Neil
Facsimile:	(408) 957-1301
Email:	joeo@hunter-technology.com

with a copy to each of:

Joseph F. O’Neil
6420 Montego Court
San Jose, California 95120
Email:	joeojoeo2@gmail.com and
joeo@hunter-technology.com

and:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention:	Jeremy S. Liss, P.C.
Facsimile:	(312) 862-2200
Email:	jeremy.liss@kirkland.com

13.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either the Purchaser or the Company without the prior written consent of the other party; provided, that each of the Purchaser, the Merger Sub and the Surviving Corporation may assign their respective rights under this Agreement to their lenders as collateral security for their obligations under any of their secured debt financing arrangements.

13.05 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.06 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. In the event a subject matter is addressed in more than one (1) representation and warranty in Article V, the Purchaser and the Merger Sub shall be entitled to rely only on the most specific representation and warranty addressing such matter. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules, or exhibits in any dispute or controversy between the parties hereto as whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside the ordinary course of business for purposes of this Agreement. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The information contained in this Agreement, in the Disclosure Schedules, and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third-party of any matter whatsoever (including any violation of Law or breach of contract).

13.07 Amendment and Waiver. Except as provided herein, any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be amended or waived only in a writing signed by the Purchaser, the Company and the Representative. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

13.08 Complete Agreement. This Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof in any way, including that certain letter of intent, dated February 23, 2015 by and between the Company and the Purchaser.

13.09 Prevailing Party. In the event of any litigation arising from a claim for Fraud or the matters set forth on the Specific Indemnity Schedule, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs incurred including staff time, court costs, attorneys’ fees, and all other related expenses incurred in such litigation. For avoidance of doubt, the Stockholders and the Optionholders shall be third-party beneficiaries of this Section

13.09 and shall have the benefit of this Section 13.09 in connection with any Fraud claim brought against them in connection with the transactions contemplated hereby.

13.10 Third-Party Beneficiaries. The Stockholders and the Optionholders are third-party beneficiaries of this Agreement and may suffer losses for any breach of this Agreement by Purchaser (or, after the Closing, the Surviving Corporation or the Merger Sub). The provisions of this Agreement, including Section 13.09, are intended for the benefit of, and shall be enforceable by the Representative for the benefit of, the Stockholders and Optionholders, and the Representative shall have the right, but not the obligation, to enforce any obligations of the Purchaser, Merger Sub, or the Surviving Corporation under this Agreement for the benefit of the Stockholders and Optionholders. Section 8.02 shall be enforceable by each of the current and former officers, directors or similar functionaries of the Company and its Subsidiaries and his or her heirs and representatives. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement, the Stockholders, the Optionholders, and, for purposes of Section 8.02, each of the current and former officers, directors or similar functionaries of the Company and its Subsidiaries and his or her heirs and representatives, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

13.11 Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one (1) or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, ..jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto or thereto shall re execute the original form of this Agreement and deliver such form to all other parties hereto. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

13.12 Governing Law; Jurisdiction. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto, and all claims and disputes arising hereunder or thereunder or in connection herewith or therewith, whether purporting to be sound in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court declines jurisdiction, first to any federal court, or second, to any state court, each located in Wilmington, Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties hereto (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (c) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (ii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

13.13 Representative.

(a) Effective upon and by virtue of the Stockholder Approval, and without any further act of any of the Stockholders or Optionholders, the Representative is hereby irrevocably appointed as the representative, agent, proxy, and attorney in fact (coupled with an interest) for all the Stockholders and Optionholders for all purposes under this Agreement including the full power and authority on the Stockholders’ and Optionholders’ behalf: (i) to consummate the transactions contemplated under this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith, (ii) to negotiate claims and disputes arising under, or relating to, this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including, for the avoidance of doubt, the adjustment of Allocable Amount contemplated by Section 3.03 and claims for indemnification under Article XI), (iii) to receive and disburse to, or caused to be received or disbursed to, any Stockholder or Optionholder any funds received on behalf of such Stockholder or Optionholder under this Agreement (including, for the avoidance of doubt, any portion of the Merger Consideration) or otherwise, (iv) to withhold any amounts received on behalf of any Stockholder or Optionholder pursuant to this Agreement (including, for the avoidance of doubt, any portion of the Merger Consideration) or to satisfy (on behalf of the Stockholders and Optionholders) any and all obligations or liabilities of any Stockholder, Optionholder or the Representative in the performance of any of their commitments hereunder (including, for the avoidance of doubt, the satisfaction of payment obligations (on behalf of the Stockholders and Optionholders) in connection with the adjustment of Allocable Amount contemplated by Section 3.03 or the indemnification of the Purchaser Indemnified Parties under Article XI), (v) to execute and deliver any amendment or waiver to this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (without the prior approval of any Stockholder or Optionholder), (vi) to receive and disburse to, or cause to be received or disbursed to, any individual pursuant to any incentive compensation agreement providing for a transaction bonus, in effect as of the Closing and (vii) to take all other actions to be taken by or on behalf of any Stockholder or Optionholder in connection with this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith. Such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of each Stockholder and Optionholder. All decisions and actions by the Representative shall be binding upon each Stockholder and Optionholder, and no Stockholder or Optionholder shall have the right to object, dissent, protest or otherwise contest the same. The Representative shall have no duties or obligations hereunder, including any fiduciary duties, except those set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement.

(b) Effective upon and by virtue of the Stockholder Approval, and without any further act of any of the Stockholders or Optionholders, the Representative and its Non-Recourse Parties shall be indemnified, held harmless and reimbursed by each Stockholder and Optionholder severally (based on each Stockholder’s and Optionholder’s Indemnity Allocation Percentage), and not jointly, against all costs, expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid or incurred by the Representative and its Non-Recourse Parties in connection with any claim, action, suit or proceeding to which the Representative or such other Person is made a party by reason of the fact that it is or was acting as the Representative pursuant to the terms of this Agreement (including, for the avoidance of doubt, the satisfaction of payment obligations (on behalf of the Stockholders and Optionholders) in connection with the adjustment of Allocable Amount contemplated by Section 3.03 or the indemnification of the Purchaser Indemnified Parties under Article XI). Any and all amounts paid or incurred by the Representative and its Non-Recourse Parties in connection with any claim, action, suit or proceeding to which the Representative or such other Person is made a party by reason of the fact that it is or was acting as the Representative pursuant to the terms of this Agreement are on behalf of the Stockholders and Optionholders (and, not for the avoidance, on behalf of the Representative in any other capacity, as a Stockholder or otherwise).

(c) Neither the Representative nor any of its Non-Recourse Parties shall incur any liability to any Stockholder or Optionholder by virtue of the failure or refusal of the Representative or any of its Non-Recourse Parties for any reason to consummate the transactions contemplated hereby or relating to the performance of their duties hereunder, except for actions or omissions constituting Fraud. The Representative and its Non-Recourse Parties shall have no liability in respect of any action, claim or proceeding brought against any such Person by any Stockholder or Optionholder, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, if any such Person took or omitted taking any action in good faith.

(d) If the Representative pays or causes to be paid any amounts (on behalf of the Stockholders and Optionholders) in connection with any obligation or liability of a Stockholder or Optionholder in connection with the transactions contemplated hereby (including, for the avoidance of doubt, the adjustment of Allocable Amount contemplated by Section 3.03 or the indemnification of the Purchaser Indemnified Parties under Article XI), any such payments and the reasonable expenses of the Representative incurred in administering or defending the underlying dispute or claim may be reimbursed, when and as incurred, from the Representative Holdback Amount (and, if not so reimbursed from the Representative Holdback Amount, the Representative shall be indemnified, held harmless and reimbursed by each Stockholder and Optionholder severally (based on each Stockholder’s and Optionholder’s Indemnity Allocation Percentage), and not jointly, for such amount(s)). The Representative may, in its sole and absolute discretion, distribute, or caused to be distributed, any or all of the funds received or held by it on behalf of the Stockholders and Optionholders (including, for the avoidance of doubt, any portion of the Merger Consideration) to one or more Stockholders or Optionholders at any time after the date hereof, which such distribution(s) of funds may be different (i.e., with respect to amount, timing, conditionality or otherwise) for each Stockholder and Optionholder. Upon full reimbursement of all expenses, costs, obligations or liabilities incurred by the Representative in the performance of its duties hereunder, the Representative shall distribute, or caused to be distributed, all remaining funds held by it on behalf of the Stockholders and Optionholders to the Stockholders and Optionholders; provided, that to ensure compliance with Treasury Regulation §1.409A-3(i)(5)(iv), the Optionholders shall not be entitled to receive any payment, and no payment shall be made to the Optionholders, in connection with the transaction contemplated hereby later than the date which is five (5) years after the Closing Date (it being understood that the Stockholders may receive payments after the date which is five (5) years after the Closing Date, including, for the avoidance of doubt, amounts that, if paid prior to the date which is five (5) years after the Closing Date, would have been paid to the Optionholders).

(e) Notwithstanding anything to the contrary set forth herein, the Representative and its Affiliates shall not be liable for any Loss to any Stockholder or Optionholder for any action taken or not taken by the Representative or for any act or omission taken or not taken in reliance upon the actions taken or not taken or decisions, communications or writings made, given or executed by the Purchaser or the Merger Sub or the Surviving Corporation.

(f) Except as may have been expressly and specifically agreed to in writing by a Stockholder or Optionholder, on the one hand, and Kirkland & Ellis LLP (“K&E LLP”), on the other hand, and except for the Representative (i) K&E LLP has not and is not representing, and shall not be deemed to have represented any Stockholder or Optionholder in connection with the transactions contemplated hereby, and (ii) K&E LLP has not and is not providing any advice or counsel (including legal advice or counsel), and shall not be deemed to have provided counsel or advice, to any Stockholder or Optionholder in connection with the transactions contemplated hereby. Each Stockholder and Optionholder agrees that K&E LLP may represent the Representative in any matter related to the transaction completed hereby including matters which maybe adverse to such Stockholders or Optionholders and, in furtherance thereof, each Stockholder and Optionholder consents to, and waives, without limitation, restriction or condition of any kind, any actual or potential conflict or other actual or potential objection with respect to K&E LLP’s representation of the Representative in any matter related to the transaction completed hereby.

13.14 Sources of Recovery.

(a) The Purchaser and the Merger Sub hereby agree and acknowledge that its right to any payment to be made pursuant to Article XI and Article XII (together with the Purchaser’s rights under the Escrow Agreement) shall be the Purchaser Indemnified Parties’ sole and exclusive source of recovery for any amounts owing to the Purchaser pursuant to Article XI or Article XII, respectively, except for claims for Fraud.

(b) The Purchaser hereby agrees and acknowledges that its right to any payment to be made pursuant to Section 3.03(h)(i) (together with the Purchaser’s rights under the

Escrow Agreement) shall be the Purchaser’s sole and exclusive source of recovery for any amounts owing to the Purchaser pursuant to Section 3.03(h)(i), except for claims for Fraud.

(c) The Purchaser hereby acknowledges and agrees that, except as expressly provided in the foregoing Sections 13.14(a) and 13.14(b), and pursuant to the express terms and conditions of the Letters of Transmittal and the Option Cancellation Agreements, none of the Company, nor any of the Seller Indemnified Parties, shall have any liability, responsibility or obligation arising under this Agreement or any exhibit or Schedule hereto, or any ancillary agreement, certificate or other document entered into, made, delivered, or made available in connection herewith, or as a result of any of the transactions contemplated hereby or thereby, such Sections 13.14(a) and 13.14(b) being the sole and exclusive remedy for all claims, disputes and losses arising hereunder or thereunder or in connection herewith or therewith, whether purporting to sound in contract or tort, or otherwise.

(d) Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non-Recourse Party of a party to this Agreement shall have any liability relating to this Agreement or any of the transactions contemplated herein except to the extent agreed to in writing by such Non-Recourse Party.

13.15 Deliveries to the Purchaser. The Purchaser agrees and acknowledges that all documents or other items delivered in writing (including by electronic mail) to the Purchaser or its representatives in connection with the transactions contemplated by this Agreement or uploaded and made available in the online “data room” established by Ansarada for Project Shark on or before the date that is one (1) Business Day prior to the date hereof shall be deemed to have been delivered, provided or made available to the Purchaser, the Merger Sub or their representatives for all purposes hereunder.

13.16 Conflict Between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.

13.17 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that each party shall be entitled to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of any other party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. Any party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition and not in substitution for any other remedy to which such party is entitled at law or in equity.

13.18 Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute the parties hereto as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor, except as expressly and specifically set forth in Section 13.13, in any manner create any principal-agent, fiduciary or other special relationship between the parties hereto. No party shall have any duties (including fiduciary duties) towards any other party hereto except as specifically set forth herein.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the date first above written.

The Company:
HUNTER TECHNOLOGY CORPORATION

By:	/s/ Joseph F. O’Neil
Name:	Joseph F. O’Neil
Title:	President

Signature Page to Agreement and Plan of Merger

The Purchaser:
SPARTON CORPORATION

By:	/s/ Michael Osborne
Name:	Michael Osborne
Title:	Sr. Vice President

The Merger Sub:
SPARTON HUNTER, INC.

By:	/s/ Steve Korwin
Name:	Steve Korwin
Title:	President

Signature Page to Agreement and Plan of Merger

(continued)

The Representative: (solely in his capacity as the Representative)

/s/ Joseph F. O’Neil
Joseph F. O’Neil

Signature Page to Agreement and Plan of Merger

(continued)